Filed Pursuant to Rule 424(b)(3)
Registration No. 333-219525
PROSPECTUS

VeriSign, Inc.
Offer to Exchange
$550,000,000 aggregate principal amount of 4.750% Senior Notes due July 15, 2027
(CUSIP Nos. 92343E AJ1 and U9221B AC0)
for
$550,000,000 aggregate principal amount of 4.750% Senior Notes due July 15, 2027
(CUSIP No. 92343E AL6)
that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

The exchange offer will expire at 5:00 p.m.,
New York City time, on September 14, 2017, unless extended.
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We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which constitutes the “exchange offer”), to exchange up to $550,000,000 aggregate principal amount of our outstanding 4.750% Senior Notes due July 15, 2027 (CUSIP Nos. 92343E AJ1 and U9221B AC0) (the “original notes”) for a like principal amount of our 4.750% Senior Notes due July 15, 2027 that have been registered under the Securities Act (CUSIP No. 92343E AL6) (the “exchange notes”). When we use the term “notes” in this prospectus, the term includes the original notes and the exchange notes unless otherwise indicated or the context otherwise requires. The terms of the exchange offer are summarized below and are more fully described in this prospectus.
The terms of the exchange notes are identical to the terms of the original notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.
We will accept for exchange any and all original notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on September 14, 2017, unless extended (the “expiration date”).
You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.
We will not receive any proceeds from the exchange offer. The original notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.
The exchange of original notes for the exchange notes should not be a taxable event for U.S. federal income tax purposes.
No public market currently exists for the original notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market for the exchange notes is anticipated.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
___________________
See “Risk Factors” beginning on page 10 to read about important factors you should consider before tendering your original notes.
We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
___________________
The date of this prospectus is August 16, 2017

Except in “Description of Notes” and where the context otherwise requires, in this prospectus, the terms “Verisign,” “Company,” “us,” “we” and “our” refer to VeriSign, Inc. and its consolidated subsidiaries.
We are responsible for the information contained or incorporated by reference into this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the document containing the information.
This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the SEC. See “Incorporation of Certain Documents by Reference.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:
VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190
Attention: Investor Relations
(703) 948-3200
In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration date of the exchange offer.

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FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference certain statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our anticipated costs and expenses and revenue mix. Forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ significantly from those projected in the forward-looking statements.
The potential risks and uncertainties include, among others, whether the U.S. Department of Commerce (the “DOC”) will approve any exercise by us of our right to increase the price per .com domain name, under certain circumstances, the uncertainty of whether we will be able to demonstrate to the DOC that market conditions warrant removal of the pricing restrictions on .com domain names and the uncertainty of whether we will experience other negative changes to our pricing terms; the failure to renew key agreements on similar terms, or at all; new or existing governmental laws and regulations in the U.S. or other applicable foreign jurisdictions; system interruptions, security breaches, attacks on the internet by hackers, viruses, or intentional acts of vandalism; the uncertainty of the impact of changes to the multi-stakeholder model of internet governance; changes in internet practices and behavior and the adoption of substitute technologies; the success or failure of the evolution of our markets; the operational and other risks from the introduction of new gTLDs by ICANN and our provision of back-end registry services; the highly competitive business environment in which we operate; whether we can maintain strong relationships with registrars and their resellers to maintain their marketing focus on our products and services; challenging global economic conditions; economic, legal and political risk associated with our international operations; our ability to protect and enforce our rights to our intellectual property and ensure that we do not infringe on others’ intellectual property; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants, or litigation generally; the impact of our new strategic initiatives, including our IDN gTLDs; whether we can retain and motivate our senior management and key employees; the impact of unfavorable tax rules and regulations; and our ability to continue to reinvest offshore our foreign earnings. More information about potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and Current Reports on Form 8-K. The Company undertakes no obligation to update any of the forward-looking statements after the date of this prospectus.

MARKET AND INDUSTRY DATA
This prospectus includes and incorporates by reference market share, industry data and forecasts that we obtained from industry publications, surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within our industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” elsewhere in prospectus and incorporated by reference herein. We cannot guarantee the accuracy or completeness of such information contained or incorporated by reference in this prospectus.

TRADEMARKS
VERISIGN, the VERISIGN logo, and certain other product or service names are registered or unregistered trademarks in the U.S. and other countries. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. Other trademarks, service marks and trade names used in this prospectus may be trademarks of their respective owners.

DOMAIN NAME BASE INFORMATION
Pursuant to our agreements with ICANN, Verisign makes available on its website (at www.Verisign.com/zone) files containing all active domain names registered in the .com and .net registries. At the same website address, Verisign makes available a summary of the active zone count registered in the .com and .net registries and the number of .com and .net domain names in the domain name base. The domain name base is the active zone plus the number of domain names that are registered but not configured for use in the respective top level domain zone file plus the number of domain names that are in a client or server hold status. These files and the related summary data are updated at least once per day. The update times may vary each day. The summary data provided on the website includes domain names that, at the time of publication, were recently registered and subject to a five day grace period (the “add grace period”) during which the domain names may be deleted and a credit may be issued to a registrar. The number of active domain names subject to the add grace period is typically immaterial. The number of active domain names provided in this prospectus is the number as of midnight of the date reported. The information available on, or accessible through, our website is not incorporated herein by reference

CERTAIN TERMS USED IN THIS PROSPECTUS
Unless otherwise noted or indicated by the context, the following terms used in this prospectus have the following meanings:
“.com Registry Agreement” means the .com Registry Agreement entered into on November 29, 2012 between ICANN and Verisign, as amended.
“Amendment 32” means the Amendment Number Thirty-Two (32) to the Cooperative Agreement between Verisign and the DOC, effective November 29, 2012.
“ccTLDs” means country code top level domains.
“Cooperative Agreement” means the Cooperative Agreement between Verisign and the DOC, as amended.
“DDoS” means Distributed Denial of Service.
“DNS” means Domain Name System
“DNSSEC” means DNS Security Extensions.
“DOC” means the U.S. Department of Commerce.
“GSA” means the U.S. General Services Administration.
“gTLDs” means generic top level domains.
“ICANN” means the Internet Corporation for Assigned Names and Numbers.
“IDN” means internationalized domain name.
“IP” means Internet Protocol.
“Managed DNS” means Managed Domain Name System.
“Shared Registration System” means the shared registration system that allows all registrars to enter new second-level domain names into the master directory and to submit modifications, transfers, re-registrations and deletions for existing second-level domain names.
“TLDs” means top level domains.
“Unsecured Credit Facility” means our $200.0 million unsecured revolving credit facility that will expire in 2020.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at

100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus and information filed with the SEC subsequent to this prospectus and prior to the termination of the exchange offer referred to in this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•
Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 17, 2017 including the Portions of the Definitive Proxy Statement on Schedule 14A filed on April 12, 2017, as supplemented by the Definitive Additional Materials on Schedule 14A filed on May 10, 2017, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 17, 2017;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on April 27, 2017, and for the quarter ended June 30, 2017, filed on July 27, 2017; and

•	Current Reports on Form 8-K filed on February 9, 2017, May 25, 2017, June 28, 2017 and July 5, 2017.
We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between, and including, the date of this prospectus and the date the offering is terminated (including, without limitation, filings made between the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement), with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (including related exhibits), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).
You may request a copy of these documents by writing or telephoning us at:
VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190
Telephone: (703) 948-3200
Attn: Investor Relations
In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

SUMMARY
This summary may not contain all the information that may be important to you. You should read this entire prospectus and those documents contained elsewhere and incorporated by reference into the prospectus, including the risk factors and the financial statements and related notes, before making an investment decision.
The Company
We are a global provider of domain name registry services and Internet security, enabling Internet navigation for many of the world’s most recognized domain names and providing protection for websites and enterprises around the world (“Registry Services”). Our Registry Services provide security, stability and resiliency of key Internet infrastructure and services, including the .com and .net domains, two of the Internet’s root servers, and operation of the root-zone maintainer functions for the core of the Internet’s Domain Name System (“DNS”). Our product suite also includes Security Services, consisting of DDoS Protection Services and Managed DNS Services. Revenues from Security Services are not significant in relation to our consolidated revenues.
Verisign was incorporated in Delaware on April 12, 1995. We have operations inside as well as outside the United States. Our principal executive offices are located at 12061 Bluemont Way, Reston, Virginia 20190. Our telephone number at that address is (703) 948-3200. Our common stock is traded on The NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol VRSN. Our primary website is www.Verisign.com. The information available on, or accessible through, our website is not incorporated in this prospectus by reference.
Registry Services
Registry Services operates the authoritative directory of all .com, .net, .cc, .tv, and .name domain names, among others, and the back-end systems for all .gov, .jobs and .edu domain names, among others. Registry Services allows individuals and organizations to establish their online identities, while providing the secure, always-on access they need to communicate and transact reliably with large-scale online audiences.
We are the exclusive registry of domain names within the .com, .net and .name gTLDs under agreements with ICANN and also, with respect to the .com Registry Agreement, the DOC. We are also the exclusive registry of domain names within certain transliterations of .com and .net in a number of different native languages and scripts (“IDN gTLDs”). As a registry, we maintain the master directory of all second-level domain names in these TLDs (e.g., johndoe.com and janedoe.net). Our global constellation of domain name servers provides IP address information in response to queries, enabling the use of browsers, email systems, and other systems on the internet. In addition, we own and maintain the Shared Registration System.
Separate from our agreements with ICANN, we have agreements to be the exclusive registry for the .tv and .cc country code top level domains (“ccTLDs”) for Tuvalu and Cocos (Keeling) Islands, respectively, and to operate the back-end registry systems for the .gov, .jobs and .edu gTLDs, among others. These TLDs are also supported by our global constellation of domain name servers and the Shared Registration System.
We also provide internationalized domain name (“IDN”) services that enable internet users to access websites in characters representing their local language. Our legacy TLDs and ccTLDs can support registrations in as many as 350 different native languages and scripts.
Domain names can be registered for between one and 10 years, and the fees charged for .com, .net and .name may only be increased according to adjustments prescribed in our agreements with ICANN over the applicable term. With respect to .com, price increases require prior approval by the DOC according to the terms of Amendment 32 of the Cooperative Agreement between the DOC and Verisign. Revenues for .cc and .tv domain names and our IDN gTLDs are based on a similar fee system and registration system, though the fees charged are not subject to the same pricing restrictions as .com, .net and .name. The fees received from operating the .gov registry are based on the terms of Verisign’s agreement with the U.S. General Services Administration (“GSA”). The fees received from operating the .jobs registry infrastructure, and that of other TLDs for which Verisign provides such services, are based on the terms of Verisign’s agreements with those respective registry operators. No fees are received from operating the .edu registry infrastructure.

Security Services
Security Services provides infrastructure assurance to organizations and is comprised of DDoS Protection Services and Managed DNS Services.
DDoS Protection Services supports online business continuity by providing monitoring and mitigation services against DDoS attacks. We help companies stay online without needing to make significant investments in infrastructure or establish internal DDoS expertise. As a cloud-based service, it can be deployed quickly and easily, with no customer premise equipment required. This saves time and money through operational efficiencies, support costs, and economies of scale to provide detection and protection against the largest DDoS attacks. Customers include financial institutions, software-as-a-service provides, e-commerce providers and media companies. Customers pay a subscription fee that varies depending on the customer’s network requirements.
Managed DNS Services is a hosting service that delivers DNS resolution, improving the availability of web-based systems. It provides DNS availability through a globally distributed, securely managed, cloud-based DNS infrastructure, allowing enterprises to save on capital expenses associated with DNS infrastructure deployment and reduce operational costs and complexity associated with DNS management. Managed DNS service provides full support for DNS Security Extensions (“DNSSEC”) compliance features and Geo Location traffic routing capabilities. DNSSEC is designed to protect the DNS infrastructure from man-in-the-middle attacks that corrupt, or poison, DNS data. Geo Location allows website owners to customize responses for end-users based on their physical location or IP address, giving them the ability to deliver location-specific content. Customers include financial institutions, e-commerce, and software-as-a-service providers. Customers pay a subscription fee that varies based on the amount of DNS traffic they receive.

Corporate Structure
The following chart summarizes our corporate structure:

(1) VeriSign, Inc. is the issuer of the notes and the borrower under the Unsecured Credit Facility.
(2) Indicates non-guarantor subsidiaries.

Summary of the Exchange Offer

Background
On July 5, 2017, we issued $550.0 million aggregate principal amount of 4.750% Senior Notes due July 15, 2027. As part of this issuance, we entered into a registration rights agreement, dated as of July 5, 2017, with respect to the original notes with the initial purchasers that purchased the notes from us, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer for the original notes.

Securities Offered
$550.0 million aggregate principal amount of 4.750% Senior Notes due July 15, 2027 that have been registered under the Securities Act. The form and terms of these exchange notes are identical to the original notes except for the issue date and that the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

Exchange Offer
We are offering to exchange up to $550.0 million aggregate principal amount of the outstanding original notes for like principal amount of the exchange notes. You may tender original notes only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. We will issue the exchange notes promptly after the expiration of the exchange offer. In order to be exchanged, an original note must be validly tendered, not validly withdrawn and accepted. Subject to the satisfaction or waiver of the conditions of the exchange offer, all original notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, $550.0 million aggregate principal amount of original notes is outstanding. The original notes were issued under the indenture (the “Indenture”), dated as of July 5, 2017, between Verisign and U.S. Bank National Association, as trustee (the “Trustee”). If all outstanding original notes are tendered for exchange, there will be $550.0 million aggregate principal amount of 4.750% Senior Notes due July 15, 2027 (that have been registered under the Securities Act) outstanding after this exchange offer.

Expiration Date; Tenders
The exchange offer will expire at 5:00 p.m., New York City time, on September 14, 2017, unless we extend the period of time during which the exchange offer is open. In the event of any material change in the offer, we will extend the period of time during which the exchange offer is open if necessary so that at least five business days remain in the exchange offer period following notice of the material change. By agreeing to be bound by the letter of transmittal, you will represent, among other things, that:

• you are not an affiliate of ours within the meaning of Rule 405 of the Securities Act (“affiliate”);
• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the exchange notes; and

• if you are a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes. For further information regarding resales of the exchange notes by broker-dealers, see “Plan of Distribution.”

Settlement Date	The settlement date of the exchange offer will be as soon as practicable after the expiration date.

Accrued Interest on the Exchange Notes and Original Notes
We will not pay any accrued and unpaid interest on the original notes that we acquire in the exchange offer. Instead, interest on the exchange notes will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the original notes surrendered in exchange for the exchange notes or (ii) if the original notes are exchanged on a date in the period between the record date and the corresponding interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (b) if no interest has been paid, from and including July 5, 2017, the original issue date of the original notes.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes and extend the exchange offer period if necessary so that at least five business days remain in the exchange offer period following notice of any such material change. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes
To participate in the exchange offer, you must follow the DTC’s automatic tender offer program (“ATOP”) procedures for tendering the original notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date, a computer-generated message known as an “agent’s message” (as defined in “The Exchange Offer—Procedures for Tendering”) that is transmitted through ATOP and that DTC confirm that:
• DTC has received instructions to exchange your original notes; and
• You agree to be bound by the terms of the letter of transmittal.

See “The Exchange Offer—Procedures for Tendering.”
Special Procedures for Beneficial Holders
If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that nominee to tender on your behalf. See “The Exchange Offer—Procedures for Tendering.”

Withdrawal rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Withdrawal Rights.”
Acceptance of Original Notes and Delivery of Exchange Notes
Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes that are properly tendered in the exchange offer and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

Material U.S. Federal Tax Consequences
Your exchange of original notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent
U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds; Expenses
We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We have agreed to pay all expenses incident to the exchange offer other than brokerage commissions and transfer taxes, if any.

Resales
Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe exchange notes issued under this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of original notes that is an affiliate of ours or that intends to participate in the exchange offer for the purpose of distributing any of the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities must deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

Consequences of Failure to Exchange Original Notes
If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

• if they are registered under the Securities Act and applicable state securities laws;
• if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or
• if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your original notes will continue to accrue interest, they will generally retain no rights under the registration rights agreement. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders that are not permitted to participate in the exchange offer or that may not freely sell exchange notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange the Original Notes” and “The Exchange Offer—Registration Rights Agreement.”

Risk Factors	For a discussion of significant factors you should consider carefully before deciding to participate in the exchange offer, see “Risk Factors” beginning on page 10 of this prospectus.

Summary of the Terms of the Exchange Notes
The following is a summary of the terms of the exchange notes. The form and terms of the exchange notes are identical to those of the original notes except for the issue date and that the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the corresponding series of original notes and will be governed by the same indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the exchange notes, see “Description of Notes.”

Issuer	VeriSign, Inc.
Securities Offered	$550.0 million aggregate principal amount of 4.750% Senior Notes due 2027.
Maturity Date	July 15, 2027.
Interest Rate	4.750% per year.
Interest Payment Dates
January 15 and July 15, commencing January 15, 2018. We will not pay any accrued and unpaid interest on the original notes that we acquire in the exchange offer. Instead, interest on the exchange notes will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the original notes surrendered in exchange for the exchange notes or (ii) if the original notes are exchanged on a date in the period between the record date and the corresponding interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (b) if no interest has been paid, from and including July 5, 2017, the original issue date of the original notes.

Optional Redemption
The notes will be redeemable at our option, in whole or in part, at any time on or after July 15, 2022, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.
At any time prior to July 15, 2022, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, plus a “make-whole” premium.
At any time prior to July 15, 2020, we may redeem up to 35% of the aggregate principal amount of the notes (including additional notes) with the net proceeds of certain equity offerings at a redemption price of 104.750% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.
See “Description of Notes—Optional Redemption.”

Change of Control Offer
Upon the occurrence of specific kinds of changes of control and if the notes are not rated investment grade by at least two of the rating agencies that rate the notes, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Change of Control Triggering Event.”

Note Guarantees
As of the Issue Date, the notes will not be guaranteed by any of our subsidiaries. However, one or more of our Restricted Subsidiaries may be required to guarantee the Notes in the future as provided under “Description of Notes—Future Subsidiary Guarantors” (collectively, the “subsidiary guarantors”). Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. See “Description of Notes—Future Subsidiary Guarantors.”

Ranking
The notes will be our senior unsecured obligations and will:
• rank senior in right of payment to all of our existing and future subordinated indebtedness, including our $1.25 billion aggregate principal amount of 3.25% subordinated convertible debentures due August 15, 2037 (the “Subordinated Convertible Debentures”);
• rank equally in right of payment with all of our existing and future senior indebtedness, including our obligations under our Unsecured Credit Facility and our Existing Notes (defined herein);
• be effectively subordinated to any of our future secured debt to the extent of the value of the assets securing such debt; and
• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries.
See “Description of Notes—Ranking.”

Certain Covenants
We will issue the exchange notes under the Indenture with U.S. Bank National Association as trustee. The Indenture relating to the notes, among other things, limits our ability and the ability of our Restricted Subsidiaries to:
• enter into sale/leaseback transactions;
• incur liens; and
• consolidate, merge or sell all or substantially all of our assets.
These covenants will be subject to a number of important exceptions and qualifications. For more information, see “Description of Notes—Certain Covenants.”

Use of Proceeds
We will not receive any proceeds from the exchange offer. In consideration for issuing exchange notes, we will receive in exchange the original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and cancelled.

Book-Entry Settlement and Clearance
The exchange notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of the DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Book-Entry Settlement and Clearance.”

Form and Denomination	The exchange notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Absence of Public Market for the Exchange Notes
The exchange notes are a new issue of securities and there is currently no established trading market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. Accordingly, a liquid market for the exchange notes may not develop.

Further Issuances
We may from time to time create and issue additional notes having the same terms as the exchange notes being issued in this offering (except that such additional notes may be subject to transfer restrictions), so that such additional notes shall be consolidated and form a single series with the exchange notes. See “Description of Notes.”

Trustee for the Exchange Notes	U.S. Bank National Association.

Risk Factors
In evaluating an investment in the exchange notes, prospective investors should carefully consider, along with the other information contained in this prospectus and the documents incorporated by reference herein, the specific factors set forth herein under “Risk Factors” for risks involved with an investment in the exchange notes.

RISK FACTORS
Before deciding whether to participate in the exchange offer, you should carefully consider the following risk factors, in addition to the other information contained and incorporated by reference in this prospectus, including the risk factors set forth in our filings with the SEC that are incorporated by reference in this prospectus, as well as the consolidated financial statements and related notes and other information incorporated by reference into this prospectus. Events relating to any of the following risks could seriously harm our business, financial condition and results of operations. In such a case, the trading value of the notes could decline, or we may be unable to meet our obligations under the notes, which in turn could cause you to lose all or part of your investment.
Risks Related to the Exchange Notes
Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.
We have a significant amount of indebtedness. As of June 30, 2017, and giving effect to the issuance of $550.0 million of the original notes on July 5, 2017, our total debt was approximately $2.4 billion (consisting of the carrying values, as reported on our condensed consolidated balance sheet, of the notes, the 4.625% senior notes due May 1, 2023 (the “2023 Notes”), the 5.25% senior notes due April 1, 2025 (the “2025 Notes” and, together with the 2023 Notes, the “Existing Notes”) and our Subordinated Convertible Debentures), and we had unused commitments of $200.0 million under our Unsecured Credit Facility. In addition, our Unsecured Credit Facility allows us to request from time to time that the lenders thereunder agree on a discretionary basis to increase the aggregate commitments amount by up to $150.0 million.
Subject to the limits contained in our Unsecured Credit Facility, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our level of indebtedness could intensify. Specifically, a high level of indebtedness could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•
limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements, or requiring us to make non-strategic divestitures, particularly when the availability of financing in the capital markets is limited;

•
requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates if we borrow under the Unsecured Credit Facility as these borrowings are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a possible competitive disadvantage compared to other, less leveraged competitors and competitors that may have better access to capital resources; and

•	increasing our cost of borrowing.
In addition, the indentures that govern the notes and our Existing Notes and the credit agreement that governs our Unsecured Credit Facility contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. Moreover, in the event funds from foreign operations are needed to repay our debt obligations and U.S. tax has not already been provided, we would be required to accrue and pay additional U.S. taxes in order to repatriate these funds. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. See “Description of Other Indebtedness—Subordinated Convertible Indentures.”
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Our Unsecured Credit Facility restricts our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Other Indebtedness.”
In addition, we conduct a substantial portion of our operations through our subsidiaries, none of which will guarantee the notes or our other indebtedness, except under specified circumstances as described in this prospectus. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, on commercially reasonable terms, or at all, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries on commercially reasonable terms, or at all. While our Unsecured Credit Facility limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.
Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.
If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under our Unsecured Credit Facility could terminate their commitments to loan money, certain holders of our Subordinated Convertible Debentures could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.
We and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks to our financial condition described above.
We and our subsidiaries may be able to incur significant additional indebtedness in the future. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. Certain of this additional indebtedness may be secured debt and/or be effectively senior to the notes, as discussed below. The restrictions in the credit agreement governing our Unsecured Credit Facility and the indentures that govern the notes and the Existing Notes do not prevent us from incurring obligations that do not constitute indebtedness. As of June 30, 2017, our Unsecured Credit Facility would have provided for unused commitments of $200.0 million. In addition, our Unsecured Credit Facility allows us to request from time to time that the lenders thereunder agree on a discretionary basis to increase the aggregate commitments amount by up to $150.0 million. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.
The notes will not be secured by any of our assets. Although we do not currently have any secured indebtedness outstanding, the indenture that governs the notes allows us to secure certain indebtedness from time to time, including our Unsecured Credit Facility, in an aggregate principal amount not to exceed at any one time the greater of $1 billion and 1.5 times Adjusted EBITDA for the most recent four fiscal quarters at the time of borrowing of such indebtedness, determined on a pro forma basis. As a result, the notes and any future note guarantees will be effectively subordinated to any secured indebtedness we or any subsidiary guarantors may incur in the future. The effect of this subordination is that in the event of a bankruptcy, insolvency, liquidation, dissolution, restructuring or reorganization or any enforcement of security over collateral held by the holders of secured indebtedness involving us or any future subsidiary guarantor, the proceeds from the sale of assets securing our or such subsidiary guarantor’s secured indebtedness will be available to pay obligations on the notes only after all secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or any future subsidiary guarantor’s bankruptcy, insolvency, liquidation, dissolution, restructuring or reorganization.
The notes will be structurally subordinated to all obligations of our existing and future non-guarantor subsidiaries.
As of the issue date, no subsidiaries of the Company guarantee the notes. In the future, the notes will be guaranteed by each of our existing and future subsidiaries that is a borrower under or that guarantees our obligations under our Unsecured Credit Facility or any other credit facility or that incurs or guarantees material indebtedness, subject to certain exceptions provided in the indenture. Except for such subsidiary guarantors of the notes, our subsidiaries that do not guarantee the notes, which currently include all of our subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and any future note guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of such non-guarantor subsidiary, all of such subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment.
In addition, the indenture that governs the notes permits, subject to certain limitations, any non-guarantor subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by such subsidiaries.
As of June 30, 2017, our subsidiaries collectively had:

•	liabilities (excluding intercompany liabilities) of $388.1 million (10.9% of our consolidated total liabilities), of which $341.3 million were deferred revenues;

•
assets (excluding intercompany assets) of $1,571.3 million (67.0% of our consolidated total assets), of which $1,540.5 million were cash, cash equivalents and marketable securities primarily held by foreign subsidiaries; and

•
assets (excluding cash, cash equivalents and marketable securities, and intercompany assets) of $30.8 million (5.8% of our consolidated total assets, excluding cash, cash equivalents and marketable securities).

In addition, any of our subsidiaries that provide note guarantees will be released from those note guarantees upon the occurrence of certain events, including the following:

•	the designation of such subsidiary guarantor as an unrestricted subsidiary to the extent permitted by the indenture that governs the notes;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the note guarantee by such subsidiary guarantor; or

•
the sale or other disposition, including the sale of substantially all the assets, of such subsidiary guarantor (i) such that such subsidiary guarantor ceases to be our subsidiary or (ii) to a person other than us so long as such sale or disposition does not violate the indenture that governs the notes.

If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of notes—Future subsidiary guarantors.”

The terms of our Unsecured Credit Facility and the indentures that govern our Existing Notes and the notes restrict our current and future operations, particularly our ability to respond to changes or to take certain actions and create the risk of default on such indebtedness.
Our Unsecured Credit Facility contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest. The Unsecured Credit Facility imposes, under certain circumstances, restrictions on our ability to:

•	permit our subsidiaries to incur or guarantee indebtedness;

•	pay dividends or other distributions or repurchase or redeem our capital stock unless we meet specified leverage and interest expense coverage ratios;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.
In addition, the restrictive covenants in our Unsecured Credit Facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. For more information about these covenants, see “Description of Other Indebtedness.”
The indentures governing our Existing Notes and the notes include, subject to certain exceptions, limitations on our ability to create liens on our or our subsidiaries’ assets to secure debt, engage in certain sale/leaseback transactions, permit our subsidiaries to incur or guarantee indebtedness and merge or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets. See “Description of Notes—Certain Covenants.” In addition, the indentures governing our Existing Notes include, under certain circumstances, limitations to our ability to pay dividends or other distributions or repurchase or redeem capital stock or prepay, redeem or repurchase certain debt.
A breach of the covenants or restrictions under our Unsecured Credit Facility, the indentures governing our Existing Notes, or the indenture that governs the notes could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our Unsecured Credit Facility would permit the lenders under our Unsecured Credit Facility to terminate all commitments to extend further credit under that agreement. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:
•limited in how we conduct our business;
•unable to raise additional debt or equity financing to operate during general economic or business downturns; or
•unable to compete effectively or to take advantage of new business opportunities.
These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.
The indenture that governs the notes contains negative covenants that may have a limited effect.
The indenture that governs the notes contains only limited covenants that restrict our ability to create liens on our or our subsidiaries’ assets to secure debt, engage in certain sale/leaseback transactions, permit our subsidiaries to incur or guarantee indebtedness and merge or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets. These limited covenants contain certain exceptions; see “Description of Notes—Certain Covenants.” In light of these exceptions, noteholders may be structurally or contractually subordinated to a substantial amount of new debt. The indenture that governs the notes does not limit us or our subsidiaries from incurring additional indebtedness (other than secured indebtedness and indebtedness of our subsidiaries that are not subsidiary guarantors) under the indenture, the Unsecured Credit Agreement or any other financing agreement that we may enter into in the future. Additionally, the covenants in the indenture that governs the notes do not limit our ability to, among other things, pay dividends or other distributions or repurchase or redeem capital stock or prepay, redeem or repurchase certain debt.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Any borrowings under our Unsecured Credit Facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all borrowings under our Unsecured Credit Facility are fully drawn, each quarter point change in interest rates would result in a $0.5 million change in annual interest expense on our indebtedness under our Unsecured Credit Facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.
Some of the cash, cash equivalents and marketable securities that appear on our balance sheet may not be available for use in our business or to meet our debt obligations.
As of June 30, 2017, the amount of cash, cash equivalents and marketable securities held by our foreign subsidiaries was $1,539.6 million. Our intent is to indefinitely reinvest outside of the United States those funds held by foreign subsidiaries that have not been previously taxed in the United States. In the event that funds from our foreign operations are needed to fund operations in the United States or to meet our debt obligations, and if U.S. tax has not already been provided, we would be required to accrue and pay additional U.S. taxes in order to repatriate those funds.
Under the indenture, the change of control events that would require us to repurchase the notes are subject to a number of significant limitations, and certain change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.
Although we will be required under the indenture to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, the term “Change of Control Triggering Event” is limited in its scope and does not include all change of control events that might affect the market value of the notes. In particular, we are required to repurchase the notes upon certain change of control events only if the ratings of the notes are lowered below investment grade during the relevant “trigger period.” As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.
We may not be able to repurchase the notes upon a change of control.
Upon the occurrence of specific kinds of change of control events and if the notes are not rated investment grade by at least two of the rating agencies that rate the notes, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. Additionally, under our Unsecured Credit Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the Unsecured Credit Facility and the commitments to lend would terminate. Further, we will be required to offer to purchase all of the Existing Notes at 101% of their principal amount upon a Change of Control Triggering Event (as defined in the indentures governing the Existing Notes). The source of funds for any repurchase of the notes and the Existing Notes and repayment of borrowings under our Unsecured Credit Facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture that governs the notes. We may require additional financing from third parties to fund any such repurchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and the Existing Notes and events of default and potential breaches of our Unsecured Credit Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.
In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that governs the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. Additionally, holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of our board of directors, including a proxy contest where our board of directors approves for purposes of the change of control provisions of the indenture, but does not endorse, a dissident slate of directors. In this regard, decisions of the Delaware Chancery Court (not involving us or our securities) considered a change of control redemption provision contained in an indenture governing publicly traded debt securities that was substantially similar to the change of control redemption provision that is in the indenture that governs the notes with respect to “continuing directors.” In these cases, the court noted that the board of directors may “approve” a dissident shareholder’s nominees solely to avoid triggering the change of control redemption provision of the indenture without supporting their election if the board determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination). Further, according to these decisions, the directors’ duty of loyalty to shareholders under Delaware law may, in certain circumstances, require them to give such approval. See “Description of Notes—Change of Control Triggering Event.”
Furthermore, the exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase pursuant to a change of control offer may be limited by our then existing financial resources.
Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.
One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.
Because any subsidiary guarantor’s liability under its note guarantee may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the subsidiary guarantors.
If the notes become guaranteed in the future by certain of our subsidiaries, holders of the notes will have the benefit of such guarantees. However, the note guarantees are limited to the maximum amount that the subsidiary guarantors are permitted to guarantee under applicable law. As a result, a subsidiary guarantor’s liability under its note guarantee could be reduced to zero, depending on the amount of other obligations of such subsidiary guarantor. Furthermore, under the circumstances discussed below, a court under applicable fraudulent conveyance and transfer statutes could void the obligations under a note guarantee or further subordinate it to all other obligations of the subsidiary guarantor. As a result, a subsidiary guarantor’s liability under its note guarantee could be materially reduced or eliminated depending upon the amounts of its other obligations and upon applicable laws. In particular, in certain jurisdictions, a guarantee issued by a company that is not in the company’s corporate interests or the burden of which exceeds the benefit to the company may not be valid and enforceable. It is possible that the validity and enforceability of the note guarantee could be challenged and that the applicable court may determine that the note guarantee should be limited or voided. In the event that any note guarantees are deemed invalid or unenforceable, in whole or in part, or to the extent that agreed limitations on the note guarantee apply (such as the note guarantee applying only to the extent permitted by law), the notes would be effectively subordinated to all liabilities of the applicable subsidiary guarantor, including trade payables of such subsidiary guarantor. In particular, we cannot assure you that the limitation discussed above will protect the note guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the note guarantees would suffice, if necessary, to pay the notes in full when due. In at least one recent bankruptcy case in the United States, this kind of provision was found to be unenforceable and, as a result, did not protect the guarantees in that case from being voided as fraudulent conveyances.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or any note guarantees, and if that occurs, you may not receive any payments on the notes.
Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any note guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or any note guarantees could be voided as a fraudulent transfer or conveyance if we or any future subsidiary guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any future subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•
the issuance of the notes or the incurrence of the note guarantees left us or any future subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•
we or any future subsidiary guarantors intended to, or believed that we or such future subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature; or

•
we or any future subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantors if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent that the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.
We cannot be certain as to the standards a court would use to determine whether or not we or any future subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our subsidiary guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.
Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.
Your ability to sell the notes may be limited by the absence of an active trading market for the notes.
The notes will be new issues of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. Certain of the initial purchasers have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities in their discretion at any time without notice. In addition, market-making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, an active market for the notes may not develop or be maintained, which could adversely affect the market price and liquidity of the notes. Even if an active trading market for the notes does develop, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance, the time remaining to maturity of the notes, the outstanding amount of the notes and other factors.
Historically, the market for non-investment grade debt, such as the notes, has been subject to severe disruptions and any such disruption may adversely affect the liquidity in that market or the prices at which you may sell the notes, meaning that you may not be able to sell your notes at a particular time or at a favorable price.
A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.
Any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.
Any lowering of our rating likely would make it more difficult or more expensive for us to obtain additional debt financing in the future. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Risks Relating to the Exchange Offer
The consummation of the exchange offer may not occur.
We will exchange up to the aggregate principal amount of original notes for exchange notes that are tendered in compliance with, and pursuant to, the terms and conditions of the exchange offer described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes, during which time those holders of original notes will not be able to effect transfers of their original notes tendered in the exchange offer. We may, however, waive these conditions at our sole discretion prior to the expiration date. See “The Exchange Offer—Conditions to the Exchange Offer.”
You may have difficulty selling the original notes that you do not exchange.
If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold or to sell such original notes at the price you desire because there will be fewer original notes outstanding. In addition, if you are eligible to exchange your original notes in the exchange offer and do not exchange your original notes in the exchange offer, you will no longer be entitled to have those outstanding notes registered under the Securities Act.
Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.
If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased original notes for its own account as part of market-making activities or other trading activities must deliver a prospectus when it sells the exchange notes it receives in exchange for original notes in the exchange offer. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their exchange notes.

Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its original notes.
Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of original notes that wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the exchange offer or notify you of any failure to follow the proper procedure.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
In connection with our issuance of the original notes on July 5, 2017, we entered into a registration rights agreement with respect to the original notes with the initial purchasers. Under the registration rights agreement, we agreed to file a registration statement with the SEC with respect to a registered offer to exchange the original notes for exchange notes, with terms substantially identical in all material respects to the original notes (except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights or any increase in annual interest rate) and to commence the exchange offer promptly after the such registration statement becomes effective. We also agreed to consummate the exchange offer within 270 days of the first issuance of the original notes and to use commercially reasonable efforts to complete the exchange offer not later than 60 days after the exchange offer registration statement becomes effective. The registration rights agreement provides that we will be required to pay additional interest to the holders of the original notes if we fail to comply with the exchange offer consummation requirements. See “—Registration Rights Agreement” below for more information on the additional interest we will owe if we do not complete the exchange offer within a specified timeline. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part and is available from us upon request. See “Incorporation of Certain Documents by Reference.”
Terms of the Exchange Offer
Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange original notes that are properly tendered before 5:00 p.m., New York City time, on the expiration date and not validly withdrawn as permitted below.
As of the date of this prospectus, $550.0 million aggregate principal amount of the original notes is outstanding. We will issue a like principal amount of exchange notes in exchange for the principal amount of the original notes tendered and accepted under the exchange offer. Tendering holders of the original notes must tender the original notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. We will conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.
No dissenters’ rights of appraisal exist with respect to the exchange offer.
Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We will be considered to have accepted validly tendered original notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal. Any original notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the exchange offer.
If we successfully complete the exchange offer, any original notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of the original notes after the exchange offer in general will not have further rights under the registration rights agreement, including any rights to additional interest. Holders wishing to transfer the original notes would have to rely on exemptions from the registration requirements of the Securities Act.
The exchange offer is not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction.
Expiration Date; Extensions; Amendments; Termination
As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on September 14, 2017, subject to our right to extend that time and date in our sole discretion, in which case “expiration date” means the latest time and date to which we extend the exchange offer.

We reserve the right to extend the period of time during which the exchange offer is open. We may elect to extend the exchange offer period if less than 100% of the original notes are tendered or if any condition to consummation of the exchange offer has not been satisfied as of the expiration date and it is likely that such condition will be satisfied after such date. In addition, in the event of any material change in the exchange offer, we will extend the period of time during which the exchange offer is open if necessary so that at least five business days remain in the offering period following notice of the material change. In the event of such extension, and only in such event, we may delay acceptance for exchange of any original notes by giving written notice of the extension to the holders of original notes, the trustee and the exchange agent as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.
We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer.” We will notify the trustee and the exchange agent and will give written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
Procedures for Tendering
To participate in the exchange offer, you must properly tender your original notes to the exchange agent as described below. We will only issue the exchange notes in exchange for the original notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the original notes, and you should follow carefully the instructions on how to tender your original notes. It is your responsibility to properly tender your original notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.
If you have any questions or need help in exchanging your original notes, please contact the exchange agent at the address or telephone numbers set forth below.
If original notes are tendered in accordance with the book-entry procedures described below, at or prior to 5:00 p.m., New York City time, on the expiration date, (i) a tendering holder must transmit an agent’s message (as defined below) to U.S. Bank National Association, as the exchange agent at the address listed below under the heading “—Exchange Agent” and (ii) the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC.
The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.
If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.
Book-Entry Transfer
The exchange agent will establish an account for the original notes at DTC for purposes of the exchange offer and any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. The exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other required documents.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Original Notes
Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or the beneficial holder of the original notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, thereby:

(1)
irrevocably sell, assign and transfer to or upon our order or the order of our nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all original notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the original notes arising under, from or in connection with those original notes;

(2)
waive any and all rights with respect to the original notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those original notes; and

(3)
release and discharge us and the trustee for the original notes from any and all claims the holder may have, now or in the future, arising out of or related to the original notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the original notes tendered thereby, other than as expressly provided in this prospectus and in the letter of transmittal, or to participate in any redemption or defeasance of the original notes tendered thereby.

In addition, by tendering the original notes in the exchange offer, each holder of the original notes will represent, warrant and agree that:

(1)	it has received and reviewed this prospectus;

(2)
it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the original notes tendered thereby, and it has full power and authority to execute the letter of transmittal;

(3)
the original notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those original notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

(4)
it will not sell, pledge, hypothecate or otherwise encumber or transfer any original notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(5)
in evaluating the exchange offer and in making its decision whether to participate in the exchange offer by tendering its original notes, it has made its own independent appraisal of the matters referred to in this prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us, the trustee or the exchange agent, other than those contained in this prospectus, as amended or supplemented through the expiration date;

(6)
the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus;

(7)
the agreement to the terms of the letter of transmittal pursuant to an agent’s message shall, subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the original notes tendered thereby in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of the original notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees those original notes;

(8)	the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly;

(9)    it is acquiring the exchange notes in the ordinary course of its business;

(10)
it is not participating in, does not intend to participate in and has no arrangement or understanding with anyone to participate in a distribution of the exchange notes within the meaning of the Securities Act;

(11)	it is not an affiliate of ours; and

(12)
if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

The representations, warranties and agreements of a holder tendering the original notes will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any original notes means any holder that exercises investment discretion with respect to those original notes.
Determinations Under the Exchange Offer
We will reasonably determine all questions as to the validity, form and eligibility of original notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.
We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form or procedures applicable to the tender of any particular original note prior to the expiration date. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured prior to the expiration date of the exchange offer. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
Upon satisfaction of all of the conditions to an exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice of such acceptance to the exchange agent.
We will issue the exchange notes promptly after the expiration of the exchange offer and acceptance of the original notes. The terms of the exchange notes are identical in all material respects to the terms of the original notes, except that:

(1)	we have registered the exchange notes under the Securities Act and therefore these exchange notes will not bear legends restricting their transfer; and

(2)
specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be eliminated for all the exchange notes.

For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the original notes being exchanged. The original notes accepted for exchange will be retired and cancelled and not reissued.
We will not pay any accrued and unpaid interest on the original notes that we acquire in the exchange offer. Instead, interest on the exchange notes will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the original notes surrendered in exchange for the exchange notes or (ii) if the original notes are exchanged on a date in the period between the record date and the corresponding interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (b) if no interest has been paid, from and including July 5, 2017, the original issue date of the original notes.

Except as described under “Book-Entry Settlement and Clearance,” we will issue the exchange notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.
In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly transmitted agent’s message; and

•	all other required documents.
Unaccepted or non-exchanged original notes tendered by book-entry transfer in accordance with the book-entry procedures described below will be returned or recredited promptly after the expiration of the exchange offer.
Withdrawal Rights
For a withdrawal to be effective, you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn original notes and otherwise comply with the ATOP procedures. If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to withdraw, you should promptly instruct the registered holder to withdraw on your behalf.
Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Properly withdrawn original notes may be re-tendered by following the procedures described under “ —Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue applicable exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date we determine that:

•
there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency that might materially impair our ability to proceed with the exchange offer; or

•	the exchange offer or the making of any exchange by a holder of original notes would violate applicable law or any applicable interpretation of the SEC staff.
In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. We are required to make commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

Exchange Agent
We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. All correspondence in connection with the exchange offer should be sent or delivered by each holder of the original notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at:
U.S. Bank National Association
Global Corporate Trust Services
Attn: Specialized Finance
111 Fillmore Ave. East
EP-MN-WS-2N
St. Paul, MN 55107
For Information Call: (800) 934-6802
Questions concerning tender procedures should be directed to the exchange agent at the address, telephone numbers or fax number listed above. Holders of the original notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.
Fees and Expenses
We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay all expenses incident to the exchange offer other than brokerage commissions and transfer taxes, if any. We have also agreed to indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
Tendering holders of the original notes will not be required to pay any fee or commission to the exchange agent. If, however, a tendering holder handles the transaction through its commercial bank, broker, dealer, trust company or other institution, that holder may be required to pay brokerage fees or commissions.
Accounting Treatment
The exchange notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the settlement date for the exchange offer. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer.
Consequences of Exchanging or Failing to Exchange the Original Notes
Holders of original notes that do not exchange their original notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such original notes (i) as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise set forth in the offering memorandum distributed in connection with the original notes offering. In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act.
Under existing interpretations of the Securities Act by the SEC staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below.
However, any holder of original notes that is one of our affiliates or that is engaged in, has an arrangement to participate in, or intends to engage in any public distribution of the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretation of the SEC staff;

•	will not be able to tender its original notes in the exchange offer; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of original notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We have not entered into any arrangement or understanding with any person who will receive exchange notes in the exchange offering to distribute those securities following completion of the exchange offering. We are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights Agreement
The following description is a summary of the material provisions of the registration rights agreement. It does not restate the agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, define your registration rights as holders of the original notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part and is available from us upon request. See “Incorporation of Certain Documents by Reference.”
On July 5, 2017, we and the initial purchasers entered into a registration rights agreement with respect to the original notes. In the registration rights agreement, we agreed for the benefit of holders of the original notes to file a registration statement on an appropriate form under the Securities Act (an “Exchange Offer Registration Statement”) with respect to a proposed offer to exchange the original notes for the exchange notes issued under the Indenture and identical in all material respects to the original notes (except that the exchange notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate). We agreed to complete the exchange offer within 270 days of the date of first issuance of the original notes and to use commercially reasonable efforts to complete the exchange offer not later than 60 days after the Exchange Offer Registration Statement becomes effective.
In the event that (1) we determine that an exchange offer is not available or may not be completed as soon as practicable after the expiration date because it would violate an applicable law or applicable interpretations of the SEC, (2) an exchange offer is not consummated for any other reason within 270 days of the first issuance of the original notes, or (3) upon receipt of a written request (a “Shelf Request”) from any initial purchaser representing that it holds original notes that are or were ineligible to be exchanged in the exchange offer, we will use commercially reasonable efforts to cause to be filed as soon as practicable after such determination, date or Shelf Request, as the case may be, a shelf registration statement on an appropriate form under Rule 415 of the Securities Act, which may be an amendment to the Exchange Offer Registration Statement (in either event, the “Shelf Registration Statement”), providing for the sale of all the original notes by the holders thereof and to have such Shelf Registration Statement become effective. We will use our commercially reasonable efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the exchange notes by the holders, until the date when (x) a registration statement with respect to the original notes has been declared effective by the SEC and the original notes have been exchanged or disposed of pursuant to such registration statement, (y) the original notes cease to be outstanding or (z) except for original notes that are held by an initial purchaser and that are ineligible to be exchanged in an exchange offer, when the exchange offer is consummated (the “Shelf Effectiveness Period”).
The registration rights agreement further provides that in the event that (1)(a) we have not exchanged exchange notes for all original notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required and is not declared effective, on or prior to the 270th day after the first issuance of the original notes or (b) we receive a request by an initial purchaser to file a shelf registration statement and it does not become effective by the later of the 270th day following the first issuance of the original notes or the 90th day following such request, or (2) if applicable, a shelf registration statement covering resales of the original notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period, and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive) in any 12-month period (the last such day of such 30-day period, the “Trigger Date”), then additional interest shall accrue on the principal amount of the original notes that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum) commencing on (a) the 271st day following the first issuance of the original notes, in the case of (1)(a) above, (b) the later of the 271st day following the first issuance of the original notes or the 91st day following such request, in the case of (1)(b) above, or (c) the day following the Trigger Date, in the case of (2) above, until the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such notes cease to be “registrable securities.”
This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part and is available from us upon request. See “Incorporation of Certain Documents by Reference.”
Other
Participation in this exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

USE OF PROCEEDS
We will not receive any proceeds from the exchange offer. In consideration for issuing exchange notes, we will receive in exchange the original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and cancelled. We have agreed to pay all expenses incident to the exchange offer other than brokerage commissions and transfer taxes, if any.

RATIO OF EARNINGS TO FIXED CHARGES
The following table shows our historical ratios of earnings to fixed charges for the periods indicated:

	For the Six Months Ended June 30,	For the Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	6.3x	6.0x	5.5x	6.5x	7.0x	8.9x

In computing the ratio of earnings to fixed charges, “earnings” is the amount resulting from adding pretax income from continuing operations before adjustment for income or loss from equity investees, fixed charges and amortization of capitalized interest, and subtracting capitalized interest, and “fixed charges” is the sum of interest expense (including amortization of debt discount and debt issuance costs), capitalized interest, and the interest component of rent expense. Interest expense does not include interest on uncertain income tax positions which is recorded as part of income tax expense. Interest component of rent expense is calculated as one-third of rent expense, which is a reasonable approximation of the interest component.

DESCRIPTION OF OTHER INDEBTEDNESS
Unsecured Credit Facility
On March 31, 2015, Verisign entered into a credit agreement with a syndicate of lenders led by JPMorgan Chase Bank, N.A., as the administrative agent. The credit agreement provides for a $200.0 million committed senior unsecured revolving credit facility (the “Unsecured Credit Facility”), under which Verisign and certain subsidiaries may be borrowers. Loans under the Unsecured Credit Facility may be denominated in U.S. dollars and certain other currencies. The Company has the option under the Unsecured Credit Facility to invite lenders to make competitive bid loans at negotiated interest rates. The Unsecured Credit Facility expires on April 1, 2020 at which time any outstanding borrowings are due. The Unsecured Credit Facility remains open with a borrowing capacity of $200.0 million available to the Company.
Borrowings under the Unsecured Credit Facility bear interest at one of the following rates as selected by the Company at the time of borrowing: the lender’s base rate, which is the highest of the Prime Rate, or the sum of 0.5% plus the Federal Funds Rate, or the sum of a LIBOR-based rate plus 1.0%, plus in each case a margin of 0.5% to 1.0% determined based on the Company’s leverage ratio, or a LIBOR or EURIBOR based rate plus market-rate spreads of 1.5% to 2.0% that are determined based on the Company’s leverage ratio.
The Company is required to pay a commitment fee between 0.2% and 0.3% per year of the amount committed under the Unsecured Credit Facility, depending on the Company’s leverage ratio. The credit agreement governing the Unsecured Credit Facility contains customary representations and warranties, as well as covenants limiting the Company’s ability to, among other things, incur additional indebtedness, merge or consolidate with others, change its business, sell or dispose of assets. The covenants also include limitations on investments, limitations on dividends, share redemptions and other restricted payments, limitations on entering into certain types of restrictive agreements, limitations on entering into hedging agreements, limitations on amendments, waivers or prepayments of the Subordinated Convertible Debentures, limitations on transactions with affiliates and limitations on the use of proceeds from the Unsecured Credit Facility.
The Unsecured Credit Facility includes financial covenants requiring that the Company’s interest coverage ratio not be less than 3.0 to 1.0 for any period of four consecutive quarters and the Company’s leverage ratio not exceed 2.5 to 1.0. For the purposes of calculating the leverage ratio pursuant to the credit agreement governing the Unsecured Credit Facility, our Subordinated Convertible Debentures are not considered indebtedness. As of June 30, 2017, the Company was in compliance with the financial covenants of the Unsecured Credit Facility.
Verisign may from time to time request lenders to agree on a discretionary basis to increase the commitment amount by up to an aggregate of $150.0 million during the term of the Unsecured Credit Facility.
Subordinated Convertible Debentures
In August 2007, Verisign issued $1.25 billion principal amount of 3.25% convertible debentures due August 15, 2037, in a private offering (the “Subordinated Convertible Debentures”). The Subordinated Convertible Debentures are subordinated in right of payment to the Company’s existing and future senior debt and to the other liabilities of the Company’s subsidiaries. The Subordinated Convertible Debentures are initially convertible, subject to certain conditions, into shares of the Company’s common stock at a conversion rate of 29.0968 shares of common stock per $1,000 principal amount of Subordinated Convertible Debentures, representing an initial effective conversion price of approximately $34.37 per share of common stock. The conversion rate will be subject to adjustment for certain events as outlined in the indenture governing the Subordinated Convertible Debentures but will not be adjusted for accrued interest. As of June 30, 2017, approximately 36.4 million shares of common stock were reserved for issuance upon conversion or repurchase of the Subordinated Convertible Debentures.
On or after August 15, 2017, the Company may redeem all or part of the Subordinated Convertible Debentures at a redemption price equal to 100% of the principal amount of the Subordinated Convertible Debentures to be redeemed plus any accrued and unpaid interest thereon if the closing price of the Company’s common stock has been at least 150% of the applicable conversion price then in effect for at least 20 trading days during any 30 consecutive trading-day period prior to the date on which the Company provides notice of redemption. Although we will have the right to redeem these debentures under the terms of the indenture starting in August 2017, our intention, based on current conditions, is not to redeem these debentures.

Holders of the debentures may convert their Subordinated Convertible Debentures at the applicable conversion rate, in multiples of $1,000 principal amount, only under the following circumstances:

•
during any fiscal quarter beginning after December 31, 2007, if the last reported sale price of the Company’s common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price in effect on the last trading day of such preceding fiscal quarter (the “conversion price threshold trigger”);

•
during the five business-day period after any 10 consecutive trading-day period in which the trading price per $1,000 principal amount of Subordinated Convertible Debentures for each day of that 10 consecutive trading-day period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on such day;

•
if the Company, at its option, calls any or all of the Subordinated Convertible Debentures for redemption pursuant to the terms of the indenture governing the Subordinated Convertible Debentures, at any time prior to the close of business on the trading day immediately preceding the redemption date;

•	upon the occurrence of any of certain corporate transactions as specified in the indenture governing the Subordinated Convertible Debentures; or

•	at any time on or after May 15, 2037, and prior to the maturity date.
If the conversion value exceeds $1,000, the Company may deliver, at its option, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000 (“conversion spread”).
The Company’s common stock price has exceeded the conversion price threshold trigger since the first quarter of 2013 through the second quarter of 2017. Accordingly, the Subordinated Convertible Debentures have been convertible at the option of each holder from April 1, 2013 through September 30, 2017. The full amount is currently outstanding. We do not expect a material amount of the Subordinated Convertible Debentures to be converted in the near term as the trading price of the debentures exceeds the value that is likely to be received upon conversion. However, we cannot provide any assurance that the trading price of the debentures will continue to exceed the value that would be derived upon conversion or that the holders will not elect to convert the Subordinated Convertible Debentures.
If a holder elects to convert its Subordinated Convertible Debentures, we are permitted under the indenture governing the Subordinated Convertible Debentures to pursue an exchange in lieu of conversion or to settle the conversion value (as defined in the indenture governing the Subordinated Convertible Debentures) in cash, stock, or a combination thereof, at our option. If we choose not to pursue or cannot complete an exchange in lieu of conversion, we currently have the intent and the ability (based on current facts and circumstances) to settle the principal amount of the Subordinated Convertible Debentures in cash. Therefore, we have classified the debt component of the Subordinated Convertible Debentures, including the related contingent interest derivative, as a current liability.
However, if the principal amount of the Subordinated Convertible Debentures that holders actually elect to convert exceeds our cash on hand and cash from operations, we will need to draw cash from existing financing or pursue additional sources of financing to settle the Subordinated Convertible Debentures in cash. We cannot provide any assurances that we will be able to obtain new sources of financing on terms acceptable to us or at all, nor can we assure that we will be able to obtain such financing in time to settle the Subordinated Convertible Debentures that holders elect to convert. We believe existing cash, cash equivalents and marketable securities, and funds generated from operations, together with our ability to arrange for additional financing should be sufficient to meet our working capital, capital expenditure requirements, and to service our debt for the next 12 months. We regularly assess our cash management approach and activities in view of our current and potential future needs.
In the future, if none of the conditions allowing holders of the Subordinated Convertible Debentures to convert are met during the relevant measuring period, the Subordinated Convertible Debentures will no longer be convertible into common stock as of the beginning of the immediately following fiscal quarter. In that case, the Subordinated Convertible Debentures will be reclassified back to long-term as of the end of the fiscal quarter in which none of the conversion criteria were met. The determination of whether or not the Subordinated Convertible Debentures are convertible, and accordingly, the classification as long-term or current, must continue to be performed quarterly. As of June 30, 2017, the if-converted value of the Subordinated Convertible Debentures exceeded its principal amount. Based on the if-converted value of the Subordinated Convertible Debentures as of June 30, 2017, the conversion spread could have required the Company to issue up to an additional 22.9 million shares of common stock had we chosen to settle the conversion spread in common stock.
In the event that a Fundamental Change Event (as defined in the indenture governing the Subordinated Convertible Debentures) occurs, which includes any person or group of persons becoming beneficial owners of more than 50% of the Company’s common stock, a merger, consolidation, liquidation or dissolution and the Company’s common stock failing to be listed on a U.S. national securities exchange, each holder of Subordinated Convertible Debentures will have the right to require the Company to repurchase for cash all of its Subordinated Convertible Debentures at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon. Holders of the Subordinated Convertible Debentures who convert their Subordinated Convertible Debentures in connection with a Fundamental Change Event may be entitled to a make-whole premium in the form of an increase in the conversion rate.
The Company calculated the carrying value of the liability component at issuance as the present value of its cash flows using a discount rate of 8.5% (borrowing rate for similar non-convertible debt with no contingent payment options), adjusted for the fair value of the contingent interest feature, yielding an effective interest rate of 8.39%. The excess of the principal amount of the debt over the carrying value of the liability component is also referred to as the “debt discount” or “equity component” of the Subordinated Convertible Debentures. The debt discount is being amortized using the Company’s effective interest rate of 8.39% over the term of the Subordinated Convertible Debentures as a non-cash charge included in Interest expense. As of June 30, 2017, the remaining term of the Subordinated Convertible Debentures is 20.1 years. Interest is payable semiannually in arrears on August 15 and February 15.
Existing Notes
2025 Notes
On March 27, 2015, the Company issued $500.0 million principal amount of 5.25% senior notes due April 1, 2025 (the “2025 Notes”) at an issue price of 100%. The 2025 Notes were issued pursuant to an indenture, dated as of March 27, 2015 (the “2025 Notes Indenture”), between the Company and U.S. Bank National Association, as trustee. The 2025 Notes Indenture provides that the notes are general unsecured senior obligations of the Company. The Company’s Restricted Subsidiaries (as defined in the 2025 Notes Indenture) may be required to guarantee the 2025 Notes if they incur or guarantee certain indebtedness. The Company used the net proceeds for general corporate purposes, including, but not limited to, the repurchase of shares under its share repurchase program. In connection with the offering, the Company incurred $6.5 million of issuance costs which were netted against the carrying value of the debt. The issuance costs are being amortized to Interest expense over the 10-year term of the 2025 Notes.
The Company pays interest on the 2025 Notes at 5.25% per annum, semi-annually on April 1 and October 1, commencing on October 1, 2015. The Company may redeem all or a portion of the 2025 Notes at any time prior to January 1, 2025 at a price equal to 100% of the principal amount of the 2025 Notes plus a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may redeem all or a portion of the 2025 Notes at any time on or after January 1, 2025 at a price equal to 100% of the principal amount of the 2025 Notes plus accrued and unpaid interest, if any, to the redemption date. If the Company experiences specific kinds of changes in control and if the 2025 Notes are rated below investment grade by at least two of the rating agencies that rate the 2025 Notes, the Company will be required to make an offer to purchase the 2025 Notes at a price equal to 101% of the principal amount of the 2025 Notes, plus accrued and unpaid interest, if any, to the date of purchase.
The 2025 Notes Indenture contains covenants that limit the ability of the Company and/or its Restricted Subsidiaries, under certain circumstances, to, among other things: (i) make certain investments; (ii) create liens on assets; (iii) enter into sale/leaseback transactions and (iv) merge or consolidate or sell all or substantially all of its assets. These covenants are subject to a number of important limitations and exceptions. The 2025 Notes Indenture also provides for events of default, which, if any of them occurs, may permit or, in certain circumstances, require the principal, premium, if any, accrued and unpaid interest and any other monetary obligations on all the then-outstanding 2025 Notes to be due and payable immediately.

2023 Notes
On April 16, 2013, the Company issued $750.0 million principal amount of 4.625% senior notes due May 1, 2023 (the “2023 Notes”) at an issue price of 100%. The 2023 Notes were issued pursuant to an indenture, dated as of April 16, 2013 (the “2023 Notes Indenture”), among the Company, each of the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee. The 2023 Notes Indenture provides that the 2023 Notes are general unsecured senior obligations of the Company. The Company’s Restricted Subsidiaries (as defined in the 2023 Notes Indenture) may be required to guarantee the 2023 Notes if they incur or guarantee certain indebtedness. The Company used a portion of the net proceeds from the sale of the 2023 Notes to repay in full the $100.0 million of outstanding indebtedness under its Unsecured Credit Facility and to pay accrued and unpaid interest thereunder. The Company used the remaining amount of the net proceeds for general corporate purposes, including, but not limited to, the repurchase of shares under its share repurchase program. In connection with the offering, the Company incurred $12.0 million of issuance costs which were deferred and netted against the carrying value of the debt. The issuance costs are being amortized to Interest expense over the 10-year term of the 2023 Notes.
The Company pays interest on the 2023 Notes at 4.625% per annum, semi-annually on May 1 and November 1, commencing on November 1, 2013. The Company may redeem all or a portion of the 2023 Notes at any time prior to May 1, 2018 at a price equal to 100% of the principal amount of the 2023 Notes plus a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may redeem all or a portion of the 2023 Notes at any time on or after May 1, 2018 at the applicable redemption prices set forth in the 2023 Notes Indenture plus accrued and unpaid interest, if any, to the redemption date. If the Company experiences specific kinds of changes in control and if the 2023 Notes are rated below investment grade by the rating agencies specified in the indenture governing the 2023 Notes, the Company will be required to make an offer to purchase the 2023 Notes at a price equal to 101% of the principal amount of the 2023 Notes, plus accrued and unpaid interest, if any, to the date of purchase.
The 2023 Notes Indenture contains covenants that limit the ability of the Company and/or its Restricted Subsidiaries, under certain circumstances, to, among other things: (i) pay dividends or make distributions on, or redeem or repurchase, its capital stock as long as the ratio of the Company’s total debt to Adjusted EBITDA for the most recent four consecutive fiscal quarters for which financial statements are available exceeds 4.0 to 1.0; (ii) make certain investments; (iii) create liens on assets; (iv) enter into sale/leaseback transactions and (v) merge or consolidate or sell all or substantially all of its assets. These covenants are subject to a number of important limitations and exceptions. The 2023 Notes Indenture also provides for events of default, which, if any of them occurs, may permit or, in certain circumstances, require the principal, premium, if any, accrued and unpaid interest and any other monetary obligations on all the then outstanding 2023 Notes to be due and payable immediately.

DESCRIPTION OF NOTES
The following description is a summary of the terms and provisions of the exchange notes and the Indenture (as defined below) governing the exchange notes. It summarizes only those portions of the Indenture that we believe will be most important to your decision to participate in the exchange offer. You should keep in mind, however, that it is the Indenture, and not this summary, which defines your rights as a Holder of the exchange notes. There may be other provisions in the Indenture which are also important to you. You should read the Indenture and the exchange notes for a full description of the terms of the exchange notes. See “Incorporation of Certain Documents by Reference” for information on how to obtain copies of the Indenture. Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this section, the words “Company,” “we,” “us” and “our” refer only to VeriSign, Inc. and not any of its Subsidiaries.
General
We issued the original notes and will issue the exchange notes (the original notes together with the exchange notes referred to in this section only as the “Notes”) under an indenture, dated July 5, 2017 (the “Indenture”), between us and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture does not limit the maximum aggregate principal amount of Notes we may issue thereunder.
We may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes other than the issue date, the issue price, the first interest payment date and the first date from which interest will accrue (the “Additional Notes”); provided that for so long as any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and ISIN from the Notes. The Notes (including any Additional Notes) will vote on and consent to all matters arising under the Indenture or the Notes as a single class.
The exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 and will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “Book-Entry Settlement and Clearance.”
The terms of the exchange notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
Terms of the Exchange Notes
Principal and interest on the exchange notes will be payable in lawful money of the United States. On maturity or redemption of the exchange notes, we will repay the Indebtedness represented by such exchange notes by paying the Trustee in lawful money of the United States an amount equal to the principal amount of the outstanding exchange notes, plus any accrued and unpaid interest thereon to, but excluding, the date of maturity or redemption, as the case may be. Interest on the exchange notes will be computed on the basis of a 360-day year of twelve 30-day months. The exchange notes will be subject to redemption only in the circumstances and upon the terms described under “—Optional Redemption.”
The exchange notes will mature on July 15, 2027. The exchange notes will bear interest at the rate per annum of 4.750%, which will be payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 2018, to the persons in whose names the exchange notes are registered at the close of business on the preceding January 1 or July 1, as the case may be. We will not pay any accrued and unpaid interest on the original notes surrendered in the exchange offer. Instead, interest on the exchange notes will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the original notes surrendered in exchange for the exchange notes or (ii) if the original notes are exchanged on a date in the period between the record date and the corresponding interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (b) if no interest has been paid, from and including July 5, 2017, the original issue date of the original notes.
Ranking
The Notes are our general unsecured senior obligations and rank equally with all of our existing and future unsecured and unsubordinated obligations, including under our Unsecured Credit Agreement and the Existing Notes. The Notes will be senior in right of payment to all of our existing and future subordinated Indebtedness, including our Subordinated Convertible Debentures, and are effectively subordinated to all of our future secured Indebtedness to the extent of the assets securing such secured Indebtedness.
As of June 30, 2017 and giving effect to the issuance of $550.0 million of the original notes on July 5, 2017:

•
we had no outstanding indebtedness for money borrowed that was secured, there were no outstanding borrowings under our Unsecured Credit Agreement, we had $200 million of availability under our Unsecured Credit Agreement, and

•
we had $2,410.0 million of outstanding indebtedness, which consists of $1,781.1 million of senior indebtedness and $628.9 million of subordinated indebtedness; the amount of senior indebtedness consists of the carrying values, as reported on our condensed consolidated balance sheet, of our Existing Notes and the notes, adjusted for debt issuance costs; and the amount of subordinated indebtedness consists of the carrying value of the Subordinated Convertible Debentures, as reported on our condensed consolidated balance sheet.

The outstanding principal amount of our Subordinated Convertible Debentures on June 30, 2017 was $1,250.0 million.
As of the date of this prospectus, no Subsidiaries of the Company will Guarantee the Notes. As of June 30, 2017, our Subsidiaries collectively had:

•	liabilities (excluding intercompany liabilities) of $388.1 million (10.9% of our consolidated total liabilities), of which $341.3 million were deferred revenues,

•
assets (excluding intercompany assets) of $1,571.3 million (67.0% of our consolidated total assets), of which $1,540.5 million were cash, cash equivalents and marketable securities primarily held by foreign subsidiaries and

•
assets (excluding cash, cash equivalents and marketable securities, and intercompany assets) of $30.8 million (5.8% of our consolidated total assets, excluding cash, cash equivalents and marketable securities).

The Indenture does not limit us or our Subsidiaries from Incurring additional indebtedness (other than secured indebtedness and indebtedness of our Subsidiaries that are not Subsidiary Guarantors) under the Indenture, the Unsecured Credit Agreement or any other financing agreement that we may enter into in the future.
Listing of the Exchange Notes
We do not intend to apply for the listing of the exchange notes on any securities exchange or for the quotation of the exchange notes in any dealer quotation system. The exchange notes are new securities for which there is currently no public market. We cannot assure you that any active or liquid market will develop for the exchange notes. See “Plan of Distribution.”
Optional Redemption
Except as set forth below, we will not be entitled to redeem the Notes at our option prior to July 15, 2022.
On and after July 15, 2022, we will be entitled at our option on one or more occasions to redeem all or a portion of the Notes (which, for the avoidance of doubt, includes Additional Notes, if any) at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Period	Redemption price
2022	102.375%
2023	101.583%
2024	100.792%
2025 and thereafter	100.000%

In addition, any time prior to July 15, 2020, we will be entitled at our option on one or more occasions to redeem the Notes (which, for the avoidance of doubt, includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which, for the avoidance of doubt, includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 104.750%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Qualified Equity Offerings; provided, however, that

(1)
at least 65% of such aggregate principal amount of Notes (which, for the avoidance of doubt, includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)    each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.
Prior to July 15, 2022, we will be entitled at our option to redeem all or a portion of the Notes (which, for the avoidance of doubt, includes Additional Notes, if any) at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).
Any redemption notice may, at our discretion, be subject to one or more conditions precedent, including completion of an equity offering, refinancing transaction or other corporate transaction.
Selection and Notice of Redemption
If we are redeeming less than all the Notes at any time, the Trustee will select Notes by lot or on a pro rata basis to the extent practicable, or on such other basis as the Trustee shall deem fair and appropriate, unless another method is required by law or applicable exchange or depositary requirements.
We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail (or otherwise delivered in accordance with the applicable procedures of DTC) at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed (or otherwise delivered in accordance with the applicable procedures of DTC) more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. Notes held in certificated form must be surrendered to the Paying Agent in order to collect the redemption price. Unless the Company defaults in the payment of the redemption price, on and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under “—Change of Control Triggering Event.” We may at any time and from time to time purchase Notes in the open market or otherwise.
Subsidiary Guarantees
As of the date of this prospectus, no Subsidiaries of the Company guarantee the obligations under the Unsecured Credit Agreement and therefore no Subsidiaries of the Company Guarantee the Notes. In the future, each of our Restricted Subsidiaries that is a co-borrower with, or Guarantees the obligations of, the Company or any Subsidiary Guarantor under any Credit Facility, or, subject to certain exceptions, incurs or Guarantees other Material Indebtedness, will be required to Guarantee the Notes until released in accordance with the terms of the Indenture. See “—Future Subsidiary Guarantors.”
We may elect to make any Restricted Subsidiary a Subsidiary Guarantor.
Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control Triggering Event unless we have previously or concurrently mailed a redemption notice with respect to all outstanding Notes as described under “—Optional Redemption,” we will mail a notice by first-class mail (or otherwise delivered in accordance with the applicable procedures of DTC) to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(a)
that a Change of Control Triggering Event has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(b)	the circumstances and relevant facts regarding such Change of Control Triggering Event;

(c)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(d)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.
We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if: (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer) or (b) a notice of redemption that is or has become unconditional has been given pursuant to the Indenture as described above under the caption “Optional Redemption.”
A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making of the Change of Control Offer.
We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.
The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction. In addition, Holders of the Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Company’s board of directors, including in connection with a proxy contest.
Our ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would also constitute a change of control under the Unsecured Credit Agreement which would automatically terminate the lenders’ commitments under the Unsecured Credit Agreement and cause any outstanding Obligations under the Unsecured Credit Agreement to automatically become immediately due and payable. In addition, certain events that may constitute a change of control under the Unsecured Credit Agreement and cause that agreement to terminate may not constitute a Change of Control under the Indenture. Future indebtedness of us and our Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Triggering Event may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control or Change of Control Triggering Event has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.
The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.
Certain Covenants
The Indenture contains covenants including, among others, the following:
Consolidation, Merger and Sale of Assets
The Company will not consolidate with or merge with or into any other Person or convey, transfer or lease its properties and assets substantially as an entirety, in one transaction or a series of related transactions, directly or indirectly, to any Person, and will not permit any Person to consolidate with or merge with or into the Company, unless:

•
the Company will be the surviving company in any merger or consolidation, or, if the Company consolidates with or merges into another Person or conveys or transfers or leases its properties and assets substantially as an entirety, in one transaction or a series of related transactions, directly or indirectly, to any Person, such successor Person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia or any Specified Jurisdiction; provided that in the case where such successor Person is not a corporation, a co-obligor of the Notes is a corporation;

•	the successor Person, if other than the Company, expressly assumes all of the Company’s obligations in respect of the Indenture and the Notes pursuant to a supplemental indenture;

•
each Subsidiary Guarantor (unless it is the other party to the transactions above) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to the obligations of such successor Person, if other than the Company, in respect of the Indenture and the Notes;

•	immediately after giving effect to the consolidation, merger, conveyance, transfer or lease, there exists no Default or Event of Default; and

•	other conditions, including the delivery of an Officers’ Certificate and an Opinion of Counsel, described in the Indenture are met.

This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any Restricted Subsidiary of the Company to the Company or to any of the Company’s other Restricted Subsidiaries. Subject to the foregoing sentence, any debt which becomes an obligation of the Company or any Subsidiary of the Company as a result of any transaction described by this covenant will be treated as having been Incurred by the Company or such Subsidiary at the time of such transaction.
For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more of the Company’s Subsidiaries, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
The predecessor person will be released from its obligations under the Indenture and the successor person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor person will not be released from the obligation to pay the principal of and interest on the Notes.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a sale of substantially all of the Company’s assets in breach of this covenant has occurred and whether a Holder of Notes would have any applicable rights under the Indenture.

Payment of Additional Amounts
If any successor Person is not an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia, and any Taxes imposed by (i) the jurisdiction of organization of such successor Person, (ii) any other jurisdiction in which such successor Person is otherwise resident or doing business for tax purposes or (iii) any jurisdiction from or through which payment is made in respect of the Notes (including with respect to payments made pursuant to the Subsidiary Guarantees) or, in each case, any political subdivision or governmental authority thereof (each a “Relevant Taxing Jurisdiction”), are required by applicable law to be deducted or withheld from any payment required to be made in respect of the Notes (including with respect to payments made pursuant to the Subsidiary Guarantees) or otherwise under the Indenture, then such Taxes shall be deducted or withheld as required and the amount of such payment shall be increased by such additional amounts as may be necessary for such payment to be made, after withholding or deduction for or on account of such Taxes, in an amount equal to the amount that would have been received by the applicable recipient(s) in respect of such payment had no such Taxes (including any such Taxes payable in respect of such additional amounts) been required to be so deducted or withheld (any such amounts, “Additional Amounts”). Notwithstanding the preceding sentence, however, no such Additional Amounts will be payable in respect of:

(1)
any Taxes imposed by Canada or any province or territory thereof that would not have been imposed but for the Holder or beneficial owner of the Notes not dealing at arm’s length with such successor Person or any Subsidiary Guarantor (for purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

(2)
any Taxes that would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner of the Notes and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the Notes or enforcement of rights thereunder or the receipt of payments in respect thereof;

(3)
any Taxes that would not have been imposed but for the failure of the Holder or beneficial owner of the Notes to comply with any certification, identification, information, documentation or other reporting requirement to the extent (a) such compliance is required by applicable law as a precondition to exemption from, or reduction in the rate of deduction or withholding of, such Taxes, and (b) at least 30 days before the date on which such compliance is required, the Holders have been notified in writing of such requirement;

(4)
any Taxes that would not have been imposed if the presentation of Notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later (except to the extent the Holder would have been entitled to Additional Amounts had the Notes been presented during such 30-day period);

(5)	any estate, inheritance, gift, personal property, sales, use, excise, transfer or other similar Taxes; or

(6)
any Taxes imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

In addition, Additional Amounts will not be payable if the beneficial owner of the Notes had been the Holder of the Notes and such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clauses (1) through (6) above.
Whenever in the Indenture or in this “Description of Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
Limitation on Liens
(a) Except as provided in clause (b) below, neither the Company nor any of its Restricted Subsidiaries may create, Incur, assume or otherwise have outstanding any Lien, upon any Principal Property or Intellectual Property belonging to the Company or to any of its Restricted Subsidiaries, or upon the shares of capital stock or debt of any of its Restricted Subsidiaries, whether such Principal Property, Intellectual Property, shares or debt are owned by the Company or its Restricted Subsidiaries on the Issue Date or acquired in the future, to secure any Indebtedness of the Company or any of its Restricted Subsidiaries.

(b) The Company or any Restricted Subsidiary may create, Incur, assume or otherwise have outstanding any Lien if the Notes or the relevant Subsidiary Guarantee, as the case may be, will be secured by a Lien equally and ratably with or in priority to the new secured Indebtedness, so long as such new secured Indebtedness shall be so secured. In this event, the Company and its Restricted Subsidiaries may also provide that any of its other Indebtedness, including Indebtedness Guaranteed by the Company or by any of its Restricted Subsidiaries, will be secured equally with or in priority to the new secured Indebtedness. In addition, the restrictions in clause (a) on creating, Incurring, assuming or having outstanding any Lien will not apply to:

(1)	Liens in favor of the Company or any Restricted Subsidiary;

(2)
any Lien to secure a Purchase Money Obligation, so long as the Lien does not apply to other property or assets owned by the Company or any Restricted Subsidiary at the time of the commencement of the construction or improvement of, or immediately prior to the consummation of the acquisition of, the property or assets that is subject to the Purchase Money Obligation;

(3)
Liens existing upon any property or asset of a company which is merged with or into, amalgamated with, or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, the Company or any of its Restricted Subsidiaries, at the time of such merger, amalgamation, consolidation or acquisition, so long as any such Lien (A) does not extend to any other property or asset, other than improvements to the property or asset subject to such Lien and (B) was not created in anticipation of such merger, amalgamation, consolidation or acquisition;

(4)
any Lien required to be given or granted by any Restricted Subsidiary pursuant to the terms of any agreement entered into by such Restricted Subsidiary prior to the date on which it became a Restricted Subsidiary;

(5)	Liens existing as of the Issue Date;

(6)
extensions, renewals, alterations, refinancings or replacements of any Lien referred to in the preceding clauses (2) through (5) above; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, alteration or replacement plus accrued and unpaid interest thereon together with any reasonable fees, premiums (including tender premiums) and expenses relating to such extension, renewal, alteration or replacement and provided, further, however, that such extension, renewal, alteration refinancing or replacement shall be limited to all or a part of the property or assets which secured the Lien so extended, renewed, altered or replaced (plus improvements on such property or assets);

(7)
Liens on assets of Foreign Subsidiaries that are not Subsidiary Guarantors to secure obligations of any Foreign Subsidiary that is not a Subsidiary Guarantor permitted under clause (b) of “-Future Subsidiary Guarantors;”

(8)
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing Obligations that are not overdue by more than 30 days or are being contested in good faith;

(9)
Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for any acquisition or other transaction permitted hereunder;

(10)	Liens on cash or Temporary Cash Investments securing Hedging Obligations not entered into for speculative purposes and letters of credit entered into in the ordinary course of business;

(11)	Liens that are contractual rights of set-off;

(12)
pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting Obligations of the type set forth in clause (i) above;

(13)
pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other Obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting Obligations of the type set forth in clause (i) above;

(14)	Liens incurred in the ordinary course of business in an aggregate principal amount not to exceed $75.0 million at any one time outstanding; and

(15)
Liens securing Indebtedness and other obligations of the Company and its Restricted Subsidiaries under any Credit Facilities and any other Lien not excepted by clauses (1) through (14) above (including successive extensions, renewals, alterations or replacements thereof); provided that, after giving effect thereto, the aggregate principal amount of Exempted Debt at any one time outstanding does not exceed the greater of (x) $1 billion and (y) 1.5 times Adjusted EBITDA determined on a Pro Forma Basis for the relevant Reference Period, in each case measured at the date of any Incurrence of Exempted Debt.

In the event that a Lien meets the criteria of more than one of clauses of (1) through (15) above, the Company, in its sole discretion, will be permitted to classify such Lien (or portion thereof) at the time of its Incurrence in any manner that complies with this covenant. In addition, any Lien (or portion thereof) originally classified as Incurred pursuant any of clauses (1) through (15) above may later be reclassified by the Company, in its sole discretion, such that it (or any portion thereof) will be deemed to be Incurred pursuant to any other of such clauses to the extent that such reclassified Lien (or portion thereof) could be Incurred pursuant to such clause at the time of such reclassification.
(a) For purposes of this covenant:

(1)
accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of the Indebtedness secured by the relevant Lien;

(2)
in determining compliance with any U.S. dollar-denominated restriction on the securing of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based upon the relevant currency exchange rate in effect on the date such Indebtedness was Incurred; provided, however, that if such Indebtedness is Incurred to refinance or replace other Indebtedness denominated in a foreign currency, and such refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or replaced; and

(3)	the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may secure shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.
Limitation on Sale/Leaseback Transactions
(a) Neither the Company nor any of its Restricted Subsidiaries may engage in a transaction with any Person (other than the Company or a Restricted Subsidiary) providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property of the Company or such Restricted Subsidiaries or any property which together with any other property subject to the same transaction or series of related transactions would in the aggregate constitute a Principal Property of the Company or such Restricted Subsidiaries, except for leases which will not exceed three years, including renewals, which property has been or is to be sold or transferred by the Company or any Restricted Subsidiary to such Person (other than the Company or a Restricted Subsidiary) more than six months after the acquisition, completion of construction, or commencement of operations of such property, with the intention of taking back a lease of such property (a “Sale/Leaseback Transaction”), unless the net proceeds of the sale or transfer of the property to be leased are at least equal to the fair market value of such property and unless:

(1)
the Indenture would have allowed the Company or any of its Restricted Subsidiaries to create a Lien on such property to secure debt in an amount at least equal to the Attributable Debt in respect of such Sale/Leaseback Transaction without securing the Notes pursuant to the terms of the covenant described under “-Limitation on Liens”; or

(2)	within 360 days, the Company or any Restricted Subsidiary applies an amount equal to the net proceeds of such sale or transfer to:

(A)
the voluntary retirement of any Indebtedness of the Company or its Restricted Subsidiaries maturing by its terms more than one year from the date of issuance, assumption or guarantee thereof, or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of issuance, assumption or guarantee, which is senior to or ranks equally with the Notes in right of payment and owing to a Person other than the Company or any Affiliate of the Company; or

(B)
the purchase of additional property, facilities or equipment that will constitute or form a part of Principal Property, and which has a fair market value at least equal to the net proceeds of such sale or transfer.

(3)
Notwithstanding the provisions of clauses (1) and (2) above, the Company and its Restricted Subsidiaries may enter into a Sale/Leaseback Transaction in addition to those permitted by clauses (1) and (2) above, provided, however, that, after giving effect thereto, the aggregate principal amount of Exempted Debt at any one time outstanding does not exceed the greater of (x) $1 billion and (y) 1.5 times Adjusted EBITDA determined on a Pro Forma Basis for the relevant Reference Period, in each case measured at the date of any Incurrence of Exempted Debt.

(b) For purposes of this covenant:

(1)
in determining compliance with any U.S. dollar-denominated restriction on the entering into of any Sale/Leaseback Transaction, the U.S. dollar-equivalent principal amount of Attributable Debt denominated in a foreign currency shall be calculated based upon the relevant currency exchange rate in effect on the date such Attributable Debt in respect of such Sale/Leaseback Transaction was Incurred; provided, however, that if such Attributable Debt is Incurred to refinance or replace other Attributable Debt denominated in a foreign currency, and such refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Attributable Debt does not exceed the principal amount of such Attributable Debt being refinanced or replaced; and

(2)
the maximum amount of Attributable Debt that the Company or any Restricted Subsidiary may Incur in respect of any Sale/Leaseback Transaction shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Future Subsidiary Guarantors
(a) The Company will not cause or permit any of its Restricted Subsidiaries that is not a Subsidiary Guarantor: (i) to Guarantee the obligations of, or become a co-borrower with, the Company or any Subsidiary Guarantor, under any Credit Facility or (ii) to create, assume, Incur, issue or Guarantee any Material Indebtedness, unless, in the case of clause (i) or (ii), within 30 days thereof, the Company causes such Restricted Subsidiary to become a Subsidiary Guarantor by executing and delivering a Guarantee Agreement.

(b)	Clause (a)(ii) above shall not apply to the following items of Indebtedness:

(1)
Indebtedness of a Person existing at the time such Person is merged with or into, amalgamated with, or is consolidated into, a Restricted Subsidiary, or which is assumed by a Restricted Subsidiary in connection with an acquisition of substantially all the assets of such Person, so long as such Indebtedness was not created in anticipation of such merger, amalgamation, consolidation or acquisition, and refinancing or replacement Indebtedness in respect thereof, so long as (A) the principal amount thereof does not exceed the principal amount of the Indebtedness being refinanced or replaced plus accrued and unpaid interest thereon together with any reasonable fees, premiums (including tender premiums) and expenses relating to such refinancing or replacement and (B) such refinancing or replacement Indebtedness is Incurred by the same Person(s) as the Indebtedness being refinanced or replaced;

(2)
Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, so long as such Indebtedness was not Incurred in anticipation of such Person becoming a Restricted Subsidiary, and refinancing or replacement Indebtedness in respect thereof, so long as (A) the principal amount thereof does not exceed the principal amount of the Indebtedness being refinanced or replaced plus accrued and unpaid interest thereon together with any reasonable fees, premiums (including tender premiums) and expenses relating to such refinancing or replacement and (B) such refinancing or replacement Indebtedness is Incurred by the same Person(s) as the Indebtedness being refinanced or replaced;

(3)
Purchase Money Obligations and refinancing or replacement Indebtedness in respect thereof, so long as (A) the principal amount thereof does not exceed the principal amount of the Indebtedness being refinanced or replaced plus accrued and unpaid interest thereon together with any reasonable fees, premiums (including tender premiums) and expenses relating to such refinancing or replacement and (B) such refinancing or replacement Indebtedness is Incurred by the same Person(s) as the Indebtedness being refinanced or replaced;

(4)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary;

(5)
Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed 0.5 times Adjusted EBITDA determined on a Pro Forma Basis for the relevant Reference Period measured at the time of Incurrence of any Indebtedness under this clause (5);

(6)
Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the Incurrence thereof;

(7)
Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws and (ii) bids, trade contracts, leases (other than Capitalized Lease Obligations or Synthetic Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;

(8)	Hedging Obligations entered into other than for speculative purposes and the financing of insurance premiums; and

(9)
Indebtedness not excepted by clauses (1) through (8) above; provided that, after giving effect thereto, the aggregate principal amount of Exempted Debt at any one time outstanding does not exceed the greater of (x) $1 billion and (y) 1.5 times Adjusted EBITDA determined on a Pro Forma Basis for the relevant Reference Period, in each case measured at the date of any Incurrence of Exempted Debt.

In the event that Indebtedness meets the criteria of more than one of clauses of (1) through (9) above, the Company, in its sole discretion, will be permitted to classify such Indebtedness (or portion thereof) at the time of its Incurrence in any manner that complies with this covenant. In addition, any Indebtedness (or portion thereof) originally classified as Incurred pursuant any of clauses (1) through (9) above may later be reclassified by the Company, in its sole discretion, such that it (or any portion thereof) will be deemed to be Incurred pursuant to any other of such clauses to the extent that such reclassified Indebtedness (or portion thereof) could be Incurred pursuant to such clause at the time of such reclassification.
Indebtedness Incurred under any of clauses (1) to (9) above by a Restricted Subsidiary that subsequently becomes a Subsidiary Guarantor will cease to be outstanding under such clause at such time as it becomes a Subsidiary Guarantor until such time, if any, that the Company, in its sole discretion, elects to classify or reclassify such Indebtedness as Incurred under any of such clauses to permit the release of such Subsidiary Guarantor’s Subsidiary Guarantee as permitted in paragraph (e) below.
(c) For purposes of this covenant:

(1)
accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness;

(2)
in determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based upon the relevant currency exchange rate in effect on the date such Indebtedness was Incurred; provided, however, that if such Indebtedness is Incurred to refinance or replace other Indebtedness denominated in a foreign currency, and such refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or replaced; and

(3)	the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.
(d) The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are designed to be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, and, therefore, such Subsidiary Guarantee is specifically limited to an amount that such Subsidiary Guarantor could guarantee without such Subsidiary Guarantee constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Subsidiary Guarantee from constituting a fraudulent conveyance. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to This Offering—Federal and state fraudulent transfer laws may permit a court to void the notes and/or any note guarantees, and if that occurs, you may not receive any payments on the notes” and “—Because any subsidiary guarantor’s liability under its note guarantee may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the subsidiary guarantors.”
Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
(e) The Subsidiary Guarantee of a Subsidiary Guarantor will be released upon:

(1)	(a) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary to the extent permitted by the Indenture;

(b)
the release of such Subsidiary Guarantor from its obligations in respect of its obligations as a Guarantor or borrower under the Unsecured Credit Agreement or in respect of such other debt that caused it to become a Subsidiary Guarantor under this covenant, so long as such Subsidiary Guarantor would not then otherwise be required to be a Subsidiary Guarantor pursuant to such covenant;

(c)
the sale, issuance or other disposition of Capital Stock of such Subsidiary Guarantor (including by way of merger or consolidation) such that such Subsidiary Guarantor ceases to be a Subsidiary of the Company, or the sale of all or substantially all of the assets of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, so long as the sale, issuance or other disposition does not violate the covenant described under “—Certain Covenants—Consolidation, Merger and Sale of Assets;”

(d)	immediately prior to or following the dissolution of such Subsidiary Guarantor; or

(e)
the Company exercising its defeasance or covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2)
such Subsidiary Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions provided for in the Indenture relating to such release have been complied with.

Reports
Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC within the time periods set forth below:

(1)
within 90 days after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)
within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section; and

(3)
within 15 days after the applicable number of days specified in the SEC’s rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports, in each case in a manner that complies in all material respects with the requirements specified in such form.

Notwithstanding the foregoing, the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to the preceding paragraph. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The reports required by this covenant need not include any separate financial statements of Subsidiary Guarantors or information required by Rule 3-10 or 3-16 of Regulation S-X (or any successor regulation). Notwithstanding anything to the contrary in this covenant, the requirements set forth in this paragraph and the preceding paragraph may be satisfied by posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access is given to the Trustee, Holders and prospective purchasers of the Notes. The Trustee shall not be deemed to have constructive notice of any information contained, or determinable from information contained, in any reports referred to above, including the Company’s compliance with any of its covenants in the Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
In addition, no later than five Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to clauses (1) or (2) above, the Company shall also hold live quarterly conference calls with the opportunity to ask questions of management. No fewer than ten Business Days prior to the date such conference call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such quarterly conference call for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions, which press release shall contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such quarterly conference call.
If any of the Company’s Subsidiaries is not a Subsidiary Guarantor and such Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary for any fiscal year, on an annual basis within the time period specified above for annual reports, the Company will provide in the annual report for such fiscal year or in a report filed or furnished on Form 8-K (or posted, if applicable), financial information with respect to such Subsidiaries that are not Subsidiary Guarantors collectively consistent with the financial information included in the prospectus with respect to Subsidiaries that are not Subsidiary Guarantors.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then on an annual basis within the time period specified above for annual reports, the Company will provide in the annual report for such fiscal year or in a report filed or furnished on Form 8-K (or posted, if applicable), financial information with respect to the Unrestricted Subsidiaries collectively consistent with the financial information included in the prospectus with respect to Subsidiaries that are not Subsidiary Guarantors.
In the event that any direct or indirect parent company of the Company becomes a Guarantor of the Notes, the Company may satisfy its obligations under this covenant to provide consolidated financial information of the Company by furnishing consolidated financial information relating to such parent; provided that (1) such financial statements are accompanied by consolidating financial information for such parent and the Company in the manner prescribed by the SEC or (2) such parent is not engaged in any business in any material respect other than such activities as are incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.
Events of Default
Under the terms of the Indenture, each of the following will constitute an Event of Default with respect to the Notes:

(1)	default for 30 days in the payment of any interest on the Notes when due;

(2)	default in the payment of principal or premium, if any, on the Notes when due;

(3)	default in the performance, or breach, of any covenant or warranty in the Indenture with respect to the Notes for 60 days after written notice, as provided below;

(4)
the Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect except as otherwise permitted under the Indenture or is declared null and void in a judicial proceeding or is disaffirmed by the Subsidiary Guarantor;

(5)	certain events of bankruptcy, insolvency or reorganization;

(6)
default under any Lien, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Restricted Subsidiaries other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness now exists, or is created after the Issue Date, which default (A) is caused by a failure to pay principal of, or premium, if any, on such Indebtedness at the Stated Maturity thereof (“principal payment default”) or (B) results in the acceleration of such Indebtedness prior to its maturity (“cross acceleration provision”) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a principal payment default or the maturity of which has been so accelerated, aggregates $75.0 million (or its equivalent in other currencies) or more; and

(7)
the taking or entering against the Company or any of its Restricted Subsidiaries of a judgment or decree for the payment of money in excess of $75.0 million (or its equivalent in other currencies) in the aggregate, if the Company or such Restricted Subsidiary, as the case may be, fails to file an appeal therefrom within the applicable appeal period or, if the Company or such Restricted Subsidiary, as the case may be, does file an appeal therefrom within such period, such judgment or decree is not within a period of 60 days from the date thereof, and does not remain, vacated, discharged or stayed.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company (and the Trustee if from the Holders) of such default and we do not cure such default within the time specified in clause (3) of this paragraph after receipt of such notice.
The Company will be required to furnish the Trustee annually an Officers’ Certificate as to the fulfillment of its obligations under the Indenture. In addition, the Company is required to deliver to the Trustee, within 30 days after it obtains knowledge of the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action it is taking or propose to take in respect thereof.
If a Default occurs with respect to the Notes, the Trustee must mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each Holder of Notes notice of the Default within 90 days after it occurs; provided, however, that in the case of a Default specified in clause (3) above with respect to such Notes, no such notice shall be given until at least 30 days after the occurrence thereof. The Indenture will provide that the Trustee may withhold notice to Holders of the Notes of any Default, except in respect of the payment of principal or interest on the Notes, if it considers it in the interests of the Holders of the Notes to do so.
Effect of an Event of Default
If an Event of Default exists (other than an Event of Default described in clause (5) above), the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal amount (or, if the Notes are original issue discount securities, the portion of the principal amount as may be specified in the terms of the Notes) of and premium, if any, and accrued but unpaid interest and any other monetary obligations on the Notes to be due and payable immediately, by a notice in writing to the Company, and to the Trustee if given by Holders. Upon that declaration, the principal (or specified) amount, premium, if any, and interest will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the Holders of not less than a majority in aggregate principal amount may, subject to conditions specified in the Indenture, rescind and annul that declaration and its consequences.
In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes will be automatically annulled if the default triggering such Event of Default pursuant to clause (6) is remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
If an Event of Default in the case of certain events of bankruptcy, insolvency or reorganization exists, the principal (or specified) amount of and premium, if any, accrued but unpaid interest and any other monetary obligations on all of the outstanding Notes will automatically, and without any declaration or other action on the part of the Trustee or any Holder of such outstanding Notes, become immediately due and payable.
Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default then exists, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture (other than the payment of any amounts on the Notes furnished to it pursuant to the Indenture) at any Holder’s (or any other person’s) request, order or direction, unless such Holder has (or such other person has) offered to the Trustee security or indemnity satisfactory to the Trustee. Subject to the provisions for the security or indemnification of the Trustee, the Holders of a majority in aggregate principal amount of outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee in connection with the Notes.
Legal Proceedings and Enforcement of Right to Payment
Unless a Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, no Holder will have any right to institute any proceeding for the Notes in connection with the Indenture or for any remedy under the Indenture. In addition, the Holders of at least 25% in aggregate principal amount of the outstanding Notes must have made a written request, and offered security or indemnity satisfactory to the Trustee to institute that proceeding as Trustee, and, within 60 days following the receipt of such notice, the Trustee must not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with that request, and the Trustee must have failed to institute a proceeding within such 60 day period. However, Holders will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on the Notes on or after the due dates expressed in the Notes (or, in the case of redemption, on or after the redemption date) and to institute a suit for the enforcement of that payment.
Modification of the Indenture
The Company, the Subsidiary Guarantors and the Trustee may, without the consent of any Holders of the Notes, enter into supplemental indentures that amend, waive or supplement the terms of the Indenture, the Notes and the Subsidiary Guarantees for specified purposes. The purposes for which the Indenture, the Notes and the Subsidiary Guarantees thereof can be amended without the consent of any Holders will include the following:

•	to evidence the succession of another Person to the Company or any Subsidiary Guarantor under the Indenture, the Notes and the Subsidiary Guarantees;

•
to add guarantees with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

•	to convey, transfer, assign, mortgage or pledge any property to the Trustee;

•	to surrender any right or power the Indenture may confer on the Company;

•	to add to the covenants made in the Indenture for the benefit of the Holders of all Notes;

•	to make any change that does not adversely affect the rights of any Holder of Notes;

•	to add any additional Events of Default;

•	to secure the Notes or any Subsidiary Guarantee;

•	to evidence and provide for the acceptance of appointment by an additional or successor Trustee with respect to the Notes;

•
to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture as the Company deems necessary and desirable; provided that such action does not adversely affect the rights of the Holders of the Notes in any material respect;

•
to conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this “Description of notes” of the Offering Memorandum to the extent that such provision under the heading “Description of notes” in the Offering Memorandum was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees;

•	to obtain or maintain the qualification of the Indenture under the Trust Indenture Act or other applicable law; or

•	to provide for the issuance of Additional Notes, in accordance with the terms of the Indenture.
The Company, the Subsidiary Guarantors and the Trustee may modify and amend any of the Indenture, the Notes and the Subsidiary Guarantees thereof with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However, no modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

•	change the stated maturity of the principal of, or any installment of interest payable on, the outstanding Notes;

•
reduce the principal amount of, or the rate of interest on, any outstanding Notes or the premium, if any, payable upon the redemption thereof, or the amount of principal of an original issue discount Note, that would be due and payable upon redemption of such Note or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of the outstanding Notes;

•
reduce the premium payable upon the repurchase of any Note or change the time at which any Note may be repurchased as described under “-Change of Control Triggering Event,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control Triggering Event” (or any other definitions included therein));

•	reduce the amount of principal of Notes payable upon acceleration of the maturity thereof;

•	change the place of payment or the coin or currency in which the principal of or premium, if any, or the interest on the outstanding Notes is payable;

•
impair any Holder’s right to receive payment of principal, premium, if any, and interest on the outstanding Notes on or after the due dates therefor or any Holder’s right to institute suit for the enforcement of any payment on or with respect to the outstanding Notes;

•
modify the Subsidiary Guarantees in any manner adverse to the Holders of the Notes (but, for the avoidance of doubt, not including modifications to any of the provisions set forth under “Certain Covenants-Future Subsidiary Guarantors”);

•
reduce the percentage of the Holders of the outstanding Notes necessary to modify or amend the Indenture, to waive compliance with any provision of the Indenture or certain defaults and consequences of the defaults or to reduce the quorum or voting requirements set forth in the Indenture; or

•
modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or provisions of the Indenture, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the Holders of Notes.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive (including, without limitation, by consent obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) compliance by the Company with any provision of the Indenture. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive (including, without limitation, by consent obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) past defaults by the Company under certain covenants of the Indenture which relate to the Notes. However, a default in the payment of the principal of, premium, if any, or interest on, any of the Notes or relating to a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected cannot be so waived.
Defeasance and Covenant Defeasance
The Indenture provides that the Company may discharge all of its obligations, other than as to transfers and exchanges and certain other specified obligations, under the Notes at any time (“defeasance”). The Indenture also provides that the Company may be released from its obligations described above under “—Limitation on Liens,” “—Limitation on Sale/Leaseback Transactions,” “—Future Subsidiary Guarantors” and “—Reports,” and certain aspects of its obligations described above under “—Consolidation, Merger and Sale of Assets,” and from certain other obligations, and elect not to comply with those sections and obligations without creating an Event of Default, and that the Company may terminate the operation of the cross-default upon a principal payment default, cross acceleration provisions and the Subsidiary Guarantor provision in “—Events of Default” (“covenant defeasance”). If the Company exercises its defeasance or covenant defeasance option, the Subsidiary Guarantees in effect at such time will terminate.
Defeasance and covenant defeasance may be effected with respect to the Notes only if, among other things:

•
the Company irrevocably deposits with the Trustee money or U.S. Government Obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, premium, if any, and interest on all outstanding Notes;

•	the Company delivers to the Trustee an opinion of counsel in the United States to the effect that:

•	the Holders and beneficial owners of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those Holders’ and beneficial owners’ United States federal income tax treatment of principal and interest payments on the Notes;
(in the case of defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the Issue Date);

•	no Default or Event of Default under the Indenture has occurred and is continuing after giving effect to such defeasance or covenant defeasance;

•	the Company is not “insolvent” within the meaning of the U.S. Bankruptcy Code or applicable state law on the date of such deposit;

•
such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which the Company is a party or by which the Company is bound;

•
such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), unless such trust shall be registered under the Investment Company Act or exempt from registration thereunder;

•
the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with; and

•	other conditions specified in the Indenture have been met.
In the event that a petition for relief under the U.S. Bankruptcy Code or applicable state law is filed with respect to the Company within 91 days after the deposit referred to above and the Trustee is required to return to the Company or any other Person the money or U.S. Government Obligations or combination thereof then held as trust funds, then the obligations of the Company under the Notes and the Indenture that were discharged or released in connection with such defeasance or covenant defeasance, as applicable, shall not be deemed so discharged or released.
Satisfaction and Discharge
The Indenture provides that when, among other things, all the Notes not previously delivered to the Trustee for cancellation: have become due and payable; will become due and payable at their stated maturity within one year; or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Company’s name and at the Company’s expense, and the Company or a Subsidiary Guarantor deposits or causes to be deposited with the Trustee, in trust, an amount of money or U.S. Government Obligations, or a combination thereof (such amount to the certified in the case of U.S. Government Obligations) sufficient to pay and discharge the entire Indebtedness on Notes not previously delivered to the Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption, as the case may be, then the Indenture will cease to be of further effect, and the Company will be deemed to have satisfied and discharged the Indenture. However, the Company will continue to be obligated to pay all other sums due under the Indenture and to provide the Officers’ Certificates and Opinions of Counsel described in the Indenture.
Payment and Paying Agents
The Company will pay principal of and premium, if any, and interest on the Notes at the office of the Trustee in the contiguous United States or at the office of any paying agent that the Company may designate. The Company may at any time designate additional paying agents or rescind the designation of any paying agent. The Company must maintain a paying agent in each place of payment for the Notes.
The Company will pay any interest on the Notes to the registered owner of the Notes at the close of business on the regular record date for the interest, except in the case of defaulted interest.
Any moneys or property deposited with the Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, and interest on any Notes that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at the Company’s request, be repaid or returned to the

Company. After repayment to the Company, Holders of the Notes are entitled to seek payment only from the Company as a general unsecured creditor.
Governing Law
The Notes and the Indenture are governed by, and construed in accordance with, the laws of the State of New York.
Information Concerning the Trustee
The Trustee under the Indenture has all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The Trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or indemnity satisfactory to it.
U.S. Bank National Association is the Trustee under the Indenture. The Trustee’s current address is Corporate Trust Services, 633 West Fifth Street, 24th Floor, Los Angeles, California 90071.
The Trustee under the Indenture acts as depositary for funds of, makes loans to, and/or performs other services for, the Company and its Subsidiaries in the normal course of business.
Certain Definitions
“2023 Notes” means the $750.0 million 4.625% senior notes due 2023 issued pursuant to an indenture dated April 16, 2013 among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.
“2025 Notes” means the $500.0 million 5.25% senior notes due 2025 issued pursuant to an indenture dated March 27, 2015 between the Company and U.S. Bank National Association, as trustee.
“Acquisition” means any acquisition (in one transaction or a series of related transactions, including by way of merger or consolidation) of (a) Capital Stock in any Person if, after giving effect thereto, such Person will become a Subsidiary of the Company or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.
“Additional Notes” has the meaning given to it under “—General.”
“Adjusted EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	all income tax expense of the Company and its consolidated Restricted Subsidiaries; plus
(2)	Consolidated Interest Expense; plus
(3)
all amounts attributable to depreciation and amortization of intangible assets for such period (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); plus

(4)
any non-cash charges for such period (excluding any additions to bad debt reserves or bad debt expense, any writedown or writeoff of marketable securities and any non-cash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period); plus

(5)	non-recurring cash charges or expenses for such period incurred in connection with any Asset Disposition or Acquisition, less , any non-cash items of income (excluding any non-cash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Adjusted EBITDA for such prior period);
in each case for such period.
In the event any Subsidiary shall be a Subsidiary that is not a Wholly-Owned Subsidiary, all amounts added back in computing Adjusted EBITDA for any period, and all amounts subtracted in computing Adjusted EBITDA, to the extent such amounts are, in the reasonable judgment a responsible financial or accounting Officer of the Company, attributable to such Subsidiary, shall be adjusted by the portion thereof that is attributable to the non-controlling interest in such Subsidiary.
“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15

(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after July 15, 2022, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.
 “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Applicable Premium” means with respect to a Note at any redemption date the excess of (if any) (A) the present value at such redemption date of (1) the redemption price of such Note on July 15, 2022 (such redemption price being described in the second paragraph in this section under “—Optional Redemption” exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through July 15, 2022 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.
“Asset Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition, including the exclusive license of (or series of related sales, leases, transfers, dispositions or exclusive licenses) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)
any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or
(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.
“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board or, in the case of a Person that is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.
“Business Day” means each day which is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or a place of payment.
“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership, membership, beneficial or other ownership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Change of Control” means the occurrence of any of the following:

(1)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets), other than by the imposition of a holding company, the beneficial owners of whose Voting Stock would not have caused a Change of Control if such beneficial owners had directly held the Voting Stock of the Company held by such holding company;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;
(3)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or
(4)
the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease, transfer, conveyance or other disposition (other than by way or merger or consolidation, in one or a series of related transactions) of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction, in the case of a merger or consolidation transaction, following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 50% of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction.

“Change of Control Offer” has the meaning given to it under “—Change of Control.”
“Change of Control Triggering Event” means, with respect to the Notes, (i) the consummation of a Change of Control and (ii) the Notes are not rated an Investment Grade Rating by at least two of the Rating Agencies on any date during the period commencing on the first public announcement by us of any Change of Control (or pending Change of Control) and ending 30 days following consummation of such Change of Control (which period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). For the avoidance of doubt, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to July 15, 2022, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to July 15, 2022.
“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.
“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)
interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2)	amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost;
(3)	contingent interest on the Subordinated Convertible Debentures or Subordinated Convertible Debentures Refinancing Indebtedness;
(4)	capitalized interest;

(5)
non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense);

(6)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing Incurred pursuant to any Credit Facility;
(7)
the product of (a) all dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company), times (b) a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Disqualified Stock or Preferred Stock (expressed as a decimal) for such period (as estimated by a responsible accounting or financial officer of the Company in good faith); and

(8)
to the extent a payment is made by the Company or a Restricted Subsidiary under a Guarantee of Indebtedness of any other Person, interest accruing on such Indebtedness to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) the Company or any Restricted Subsidiary.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP for such period; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:
(A)
subject to the limitations contained in clauses (2) through (6) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution; and

(B)
the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income only to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) extraordinary, unusual or nonrecurring gains or losses and any impairment, writedown or writeoff of goodwill or any other property or assets;
(3) the cumulative effect of a change in accounting principles; and
(4)
any net gain (or loss) attributable to the early retirement or conversion of Indebtedness or early termination of Hedging Obligations or any unrealized gains and losses attributable to the application of “mark-to-market” accounting in respect of Hedging Obligations, the contingent interest derivative on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness or any Permitted Convertible Debt Call Transaction;

(5) any non-cash compensation expense; and
(6)
the net income or loss of any consolidated Restricted Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the non-controlling interest in such consolidated Restricted Subsidiary, in each case, for such period.
“Consolidated Net Tangible Assets” means, with respect to any Person, the total of all assets appearing on the most recently available consolidated balance sheet of such Person, less the sum of the following amounts appearing on such consolidated balance sheet:

•	amounts, if any, at which goodwill, trademarks, trade names, copyrights, patents and other similar intangible assets, and debt issuance costs, shall appear as assets;
•	all amounts at which investments in Persons which are not being consolidated shall appear on such consolidated balance sheet as assets;
•
the amount of all liabilities appearing on such consolidated balance sheet as current liabilities (other than deferred revenues, deferred taxes, the currently maturing portion of long-term debt or Convertible Debt appearing as current liabilities as a result of conversion rights); and

•	any minority interest appearing on such consolidated balance sheet, all as determined on a consolidated basis in accordance with GAAP.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Convertible Debt” means debt securities issued by the Company that are convertible into common stock of the Company.
“Cooperative Agreement” means that certain Cooperative Agreement No. NCR-92-18742 between VeriSign, Inc. (as successor to Network Solutions, Incorporated) and the United States Department of Commerce (as successor to the National Science Foundation), entered into as of January 1, 1993 (as amended from time to time).
“Credit Facilities” means one or more debt facilities (including the Unsecured Credit Agreement), commercial paper facilities or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the Holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;
(2)	is convertible or exchangeable at the option of the Holder for Indebtedness or Disqualified Stock; or
(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to the day that is 91 days after the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable prior to such date will be deemed to be Disqualified Stock; provided further, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset disposition” or a “change of control” (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that such Person may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions prior to compliance by such Person with the provisions of the Indenture described under the caption “—Change of Control Triggering Event.”
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exempted Debt” means, without duplication, (A) all Indebtedness of the Company and its Restricted Subsidiaries which is secured by a Lien incurred and outstanding under clause (b)(15) of “Certain Covenants—Limitation on Liens,” (B) all Attributable Debt in respect of Sale/Leaseback Transactions Incurred and outstanding under clause (a)(3) of “Certain Covenants—Limitation on Sale/Leaseback Transactions” and (C) all Indebtedness of Restricted Subsidiaries of the Company that are not Subsidiary Guarantors Incurred and outstanding under clause (b)(9) of “Certain Covenants—Future Subsidiary Guarantors.”
“Existing Notes” means the 2023 Notes and the 2025 Notes.
“Fair Market Value” means the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as reasonably determined in good faith by a responsible accounting or financial officer of the Company, which determination will be conclusive (unless otherwise provided in the Indenture).
“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.

“Foreign Subsidiary” means a Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (or any successor thereto), the statements and pronouncements of the Financial Accounting Standards Board (or any successor thereto) or the statements and pronouncements of the Securities Exchange Commission, in each case applicable to companies subject to reporting under Section 13 or 15(d) of the Exchange Act. Unless otherwise specified, all ratios and computations, contained in the Indenture will be computed in conformity with GAAP, except that the Company may elect to treat for any determination under the Indenture as an operating lease any arrangement, whether entered into on or after the Issue Date, that would have constituted an operating lease under GAAP in effect on the Issue Date notwithstanding any change in its treatment under GAAP after the Issue Date. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards as issued by the International Accounting Standards Board or any successor thereto applicable to companies subject to reporting under Section 13 or 15(d) of the Exchange Act (“IFRS”) in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS on the date of such election; provided that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.
“Guarantee Agreement” means a supplemental indenture to the Indenture, in the form set forth in the Indenture, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books.
“IFRS” has the meaning given to it under the definition of “GAAP.”
“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)
the principal in respect of indebtedness of such Person for money borrowed, including any indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable; and

(2)	all Capital Lease Obligations and Synthetic Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Intellectual Property” means the Registry Agreements, the Cooperative Agreement, all intellectual and similar property of every kind and nature now owned or hereafter acquired by the Company or any Subsidiary of the Company, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software and databases and all embodiments or fixations thereof and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.
“Investment” by any Person means any advance, loan (other than advances made in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantees of Indebtedness) by such Person to another Person, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) another Person, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by another Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.
For purposes of the definition of “Unrestricted Subsidiary,” any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent), in the case of Moody’s, BBB- (or the equivalent), in the case of S&P, BBB (or the equivalent), in the case of Fitch, or an equivalent rating, in the case of any other applicable Rating Agency.
“Issue Date” means the first date of issuance of Notes under the Indenture.
“Lien” any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any priority of any kind (including any conditional sale, capital lease or other title retention agreement) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.
“Material Acquisition” means any acquisition or series of related acquisitions by the Company or any Restricted Subsidiary of: (a) Capital Stock of any Person if, after giving effect thereto, such Person becomes a Subsidiary or is merged with or consolidated into the Company or a Subsidiary, (b) assets comprising all or substantially all the assets of any Person or (c) assets comprising all or substantially all the assets constituting a business unit, division, product line or line of business of any Person; provided that, in the case of clauses (a) and (b), such Subsidiary (or Person merged with or consolidated into the Company or a Subsidiary) or the assets so acquired (if such assets constituted a new Subsidiary) would be a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act, and in the case of clause (c), if such business unit, division, product line or line of business constituted a new Subsidiary, it would be a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act.
“Material Disposition” means any sale, issuance, transfer or other disposition, or series of related sales, issuances, transfers or other dispositions, by the Company or any Restricted Subsidiary of (a) Capital Stock of any Person (including by way of merger with or consolidation into another Person) such that it ceases to be a Subsidiary of the Company, (b) assets comprising all or substantially all the assets of any Person or (c) assets comprising all or substantially all the assets constituting a business unit, division, product line or line of business of any Person; provided that, in the case of clauses (a) and (b), such Person was a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act, and in the in case of clause (c), if such business unit, division, product line or line of business constituted a Subsidiary, it would be a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act.
“Material Indebtedness” means, without duplication, any Indebtedness in an aggregate principal amount equal to or greater than $75.0 million.

“Material Investment” means any Investment by the Company or any Restricted Subsidiary (other than an Investment in the Company or a Restricted Subsidiary, any Temporary Cash Investment or any Hedging Obligation) in one or a series of related transactions in excess of $100.0 million.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.
“Offering Memorandum” means the offering memorandum dated June 29, 2017 related to the offer and sale of the Notes.
“Officer” means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, the Treasurer, the Assistant Treasurer, the Secretary or any Assistant Secretaries of the Company. Officer of any Subsidiary has a correlative meaning.
“Officers’ Certificate” means a certificate signed by two Officers, at least one of whom must be the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, the Treasurer or the Secretary.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (who may be an employee of or counsel to the Company), subject to customary assumptions and qualifications.
“Permitted Bond Hedge Transaction” means any net-settled call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock underlying Convertible Debt purchased by the Company in connection, and concurrently, with the bona fide issuance of such Convertible Debt (other than to the Company or any of its Affiliates) to hedge the Company’s obligations to deliver common stock (and/or pay cash) under such Convertible Debt; provided that the terms of such call or capped call option (or substantively equivalent derivative transaction) are customary for “call spread” transactions entered into in connection with the issuance of convertible or exchangeable debt securities.
“Permitted Convertible Debt Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.
“Principal Facility” means any primary secure data center or resolution site, office space or other facility owned or leased as of the Issue Date or acquired or leased by the Company or any Subsidiary of the Company after such date, other than any facility the Fair Market Value of which as determined in good faith by a responsible accounting or financial officer of the Company does not exceed 1.0% of Consolidated Net Tangible Assets of the Company.
“Principal Property” means, as the context may require, any real or immovable property forming part of or constituting any or all of any Principal Facility.
“Pro Forma Basis” means, for the determination of Adjusted EBITDA for any Reference Period, that if since the beginning of such Reference Period the Company or any Restricted Subsidiary has:

(1)
repaid, repurchased, defeased or otherwise discharged (including through any Material Disposition) or Incurred any Indebtedness (including through any Material Investment or any Material Acquisition), other than, in each case, Indebtedness Incurred under a revolving credit facility, Adjusted EBITDA will be calculated for such Reference Period as if such transaction had occurred on the first day of such Reference Period;

(2)
made any Material Disposition, the Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Adjusted EBITDA (if positive) directly attributable to the assets which are the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Adjusted EBITDA (if negative) directly attributable thereto for such Reference Period;

(3)
made any Material Investment or any Material Acquisition, Adjusted EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Material Investment or Material Acquisition, as applicable, had occurred on the first day of such Reference Period; and

(4)
designated any Restricted Subsidiary as an Unrestricted Subsidiary or designated any Unrestricted Subsidiary to be a Restricted Subsidiary, Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such designation had occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction described above, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered to the Trustee pursuant to the covenant described under “Certain Covenants—Reports”, all in accordance with Article 11 of Regulation S-X under the Securities Act.
“Purchase Money Obligation” means Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations) (1) consisting of the deferred purchase price of property or assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness or (2) Incurred to finance the acquisition, construction or improvement of any property or assets; provided, however, that (x) such Indebtedness is Incurred within 360 days after such acquisition, construction or improvement of such assets and (y) the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such property or assets, including fees and expenses incurred in connection with the Incurrence of such Indebtedness.
“Qualified Equity Offering” means any public or private issuance and sale of the Company’s common stock by the Company. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(1)	any issuance and sale with respect to common stock registered on Form S-4 or Form S-8; or

(2)	any issuance and sale to any Subsidiary of the Company.
“Quotation Agent” means the Reference Treasury Dealer selected by the Company and identified to the Trustee by written notice from the Company.
“Rating Agencies” means each of Moody’s, S&P and Fitch or if any of Moody’s, S&P or Fitch shall not make a rating publicly available on the Notes, or, in the case of the definition of “Temporary Cash Investments,” the relevant security, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s, S&P, Fitch or any one or more of the foregoing, as the case may be.
“Reference Period” means, for any date of determination, the most recent four consecutive fiscal quarters for which financial statements of the Company are available.
“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors and assigns and one other nationally recognized investment banking firm selected by the Company and identified to the Trustee by written notice from the Company that is a primary U.S. Government securities dealer.
“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.
“Registry Agreements” means those certain Registry Agreements between VeriSign, Inc. and the Internet Corporation for Assigned Names and Numbers, entered into as of June 27, 2011 and November 29, 2012, respectively, as amended.
“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” has the meaning given to it under “—Certain Covenants—Limitation on Sale/Leaseback Transactions.”
“SEC” means the Securities and Exchange Commission.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act and, for purposes of determining whether an Event of Default has occurred, any group of Subsidiary Guarantors that combined would be such a Significant Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., and any successor to its rating agency business.
“Specified Jurisdiction” means each of Austria, Belgium, Canada, Denmark, France, Germany, Ireland, Luxembourg, Netherlands, Sweden, Switzerland and the United Kingdom, or any state or province of any of the foregoing.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the Holder thereof upon the happening of any contingency unless such contingency has occurred).
“Subordinated Convertible Debentures” means the Company’s 3.25% Convertible Debentures due August 15, 2037, issued under the Subordinated Convertible Debentures Indenture, and the Indebtedness represented thereby.
“Subordinated Convertible Debentures Indenture” means the Indenture dated as of August 20, 2007, between the Company and U.S. Bank National Association, as trustee.
“Subordinated Convertible Debentures Refinancing Indebtedness” means any Indebtedness of the Company that refinances, in whole or in part, the Subordinated Convertible Debentures or any subsequent Subordinated Convertible Debentures Refinancing Indebtedness; provided that:

(1)
the principal amount of such Indebtedness does not exceed the principal amount of the Subordinated Convertible Debentures or subsequent Subordinated Convertible Debentures Refinancing Indebtedness so being refinanced except by an amount no greater than accrued and unpaid interest with respect to such Subordinated Convertible Debentures or subsequent Subordinated Convertible Debentures Refinancing Indebtedness and any reasonable fees, premium (including tender premiums) and expenses relating to such refinancing;

(2)
the Stated Maturity of such Indebtedness will not be earlier than the date 180 days after the Stated Maturity of the Notes and shall not be subject to any conditions that could result in Stated Maturity occurring on a date that precedes the Stated Maturity of the Notes (it being understood that equity conversion rights or acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, a change in control or other fundamental change, an event of loss or an asset disposition shall not be deemed to constitute a change in the Stated Maturity thereof);

(3)
such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of the Subordinated Convertible Debentures, and excluding any conversion rights) prior to the date 180 days after the Stated Maturity of the Notes;

(4)
such Indebtedness is not Guaranteed by any Subsidiary of the Company that does not Guarantee the Notes on a basis senior to the Guarantee of such Indebtedness and is not secured by Liens on any assets of the Company or any Subsidiary of the Company except to the extent that the Notes are secured by Liens on such assets on a senior basis to the Liens securing such Indebtedness; and

(5)
such Indebtedness is subordinated to the Notes on terms not materially less favorable taken as a whole to the Holders than the subordination terms set forth in the Subordinated Convertible Debentures and the Subordinated Convertible Debentures Indenture.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity: (a) the accounts of which are required to be consolidated with those of such Person in accordance with GAAP or (b) of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or
(3)	one or more Subsidiaries of such Person.
“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.
“Subsidiary Guarantor” means each Subsidiary of the Company that guarantees the Notes pursuant to the terms of the Indenture until such time as its Subsidiary Guarantee is released in accordance with the terms of the Indenture.
“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Taxes” means any taxes, duties, levies, imposts, assessments or other governmental charges (including penalties, additions to tax, interest and any other liabilities related thereto).
“Temporary Cash Investments” means any of the following:

(1)	any investment in U.S. Government Obligations;
(2)
investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $200.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “AA-” (or such similar equivalent rating) or higher by at least one Rating Agency or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)
repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)
investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5)
investments in securities with maturities of three years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated not less than “A3” by Moody’s or “A-” by S&P;

(6)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above;
(7)
in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing clauses (1) through (6) above, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(8)	investments in corporate debt with a final scheduled maturity of three years or less from the date of acquisition and rated not less than “A3” by Moody’s or “A-” by S&P.
“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.
“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended.
“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and
(2)	any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if (A) such Subsidiary shall, as at the end of the then most recently completed fiscal quarter of the Company for which financial statements are available at the time of such designation, have Consolidated Net Tangible Assets representing less than 5% of the Company’s Consolidated Net Tangible Assets (including such Subsidiary); and (B) immediately after such Subsidiary becomes an Unrestricted Subsidiary, no Default or Event of Default shall exist.
The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that no Default shall result therefrom.
Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“Unsecured Credit Agreement” means the Credit Agreement, dated as of March 31, 2015, among the Company, the borrowing subsidiaries party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent, as amended, modified, restated or refinanced from time to time (including, without limitation, to change the amount thereof or to add or change agents, lenders, borrowers or guarantors or to add collateral).
“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

BOOK-ENTRY SETTLEMENT AND CLEARANCE
General
The exchange notes will be issued in fully registered global form. The exchange notes initially will be represented by one or more global certificates without interest coupons (the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee for credit to the accounts of direct or indirect participants in DTC, as described below under “—Depositary Procedures.”
The global notes will be deposited on behalf of the acquirers of the exchange notes for credit to the respective accounts of the acquirers or to such other accounts as they may direct. Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for the exchange notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”
Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
Depositary Procedures
The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.
DTC has advised us that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participating organizations (collectively, the “participants”) and facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.
DTC has also advised us that, pursuant to procedures established by DTC, ownership of interests in the global notes will be shown on, and the transfer of ownership of such interest will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).
Investors in the global notes may hold their interests therein directly through DTC if they are participants in such system or indirectly through organizations that are participants or indirect participants in such system. All interests in the global notes will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the global notes will not have exchange notes registered in their names, will not receive physical delivery of the exchange notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.
Payments in respect of the principal of and premium, if any, and interest on the global notes registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the Indenture. We and the trustee will treat the persons in whose names the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any agent of ours or the trustee has or will have any responsibility or liability for:

•
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Interests in the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.
DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction.
Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
Exchange of Book-Entry Notes for Certificated Notes
If (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, (ii) DTC has ceased to be a clearing agency registered under the Exchange Act, (iii) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in the form of certificated notes, or (iv) an event of default has occurred and is continuing, upon request by the holders of the notes, we will issue notes in certificated form in exchange for global securities. The Indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of the material U.S. federal income tax consequences of the exchange of original notes for exchange notes in the exchange offer and the acquisition, ownership, and disposition of the notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to the acquisition, ownership, and disposition of the notes. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.
This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, traders in securities that elect to mark their securities to market, brokers, persons who hold the notes as part of a straddle, hedge or other integrated transaction or who hedge the interest rate on the notes, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation (for example, gift or estate taxes).
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust, (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A non-U.S. holder is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a U.S. holder.
The U.S. federal income tax treatment of a partner in an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partnerships holding the notes and the partners in such partnerships should consult their own tax advisors.
U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders
The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders
Treatment of Interest
It is expected, and the rest of this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the notes other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.
Sale, Exchange, or Other Taxable Disposition of the Notes
In general, upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income, as described above under “U.S. Federal Income Tax Consequences to U.S. Holders—Treatment of Interest”) and (2) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in the note generally will be the U.S. holder’s cost for the note. Gain or loss realized on the sale, exchange, redemption, retirement, or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the note for more than one year at the time of the sale, exchange, redemption, retirement or other disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.
Market Discount
A note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.
Amortization of Premium
A U.S. holder, whose tax basis immediately after its acquisition of a note is greater than the sum of all remaining payments other than qualified stated interest payable on the note, will be considered to have purchased the note at a premium. “Qualified stated interest” is stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder may elect to amortize any such bond premium to offset a portion of the stated interest that would otherwise be includable in income using a constant yield method, over the remaining term of the note (or, if it results in a smaller amount of amortizable premium, until an earlier call date). Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.
Medicare Tax
A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. person’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.
Backup Withholding and Information Reporting
In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale or other taxable disposition of the notes, at the applicable tax rate, unless such holder (a) is an entity that is exempt from withholding and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities generally will be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
Treatment of Interest
Subject to the discussion of backup withholding and FATCA below, under the “portfolio interest exemption,” a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on payments of interest on the notes if the interest is not effectively connected with its conduct of a U.S. trade or business, provided that:

•
the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us through stock ownership; and

•	certain certification requirements are met.
Under current law, the certification requirement will be satisfied in any of the following circumstances:

•
If a non-U.S. holder provides to the applicable withholding agent a statement on IRS Form W-8BEN or W8BEN-E (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•
If a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to the applicable withholding agent that it has received such statement from the beneficial owner or another intermediary and furnishes the applicable withholding agent with a copy thereof.

•
If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to the applicable withholding agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).
 If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to the applicable withholding agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the non-U.S. holder satisfies certain certification requirements, any interest income that is effectively connected with a U.S. trade or business will be subject to federal income tax in the manner specified by the treaty and generally will only be subject to tax on a net basis if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States. In addition, a non-U.S. holder that is treated as a corporation for federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Sale, Exchange, or Other Taxable Disposition of the Notes
Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain (other than any gain attributable to accrued and unpaid interest, which will be taxable as interest and may be subject to the rules described above under the heading “U.S. Federal Income Tax Consequences to Non-U.S. Holders—Treatment of Interest”) realized by such holder upon a sale, exchange, redemption, retirement, or other taxable disposition of a note, unless:

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met; or

•
the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement, or other taxable disposition of the note in the same manner as a U.S. person. In addition, corporate non-U.S. holders to which the second exception applies may be subject to a 30% branch profits tax (or lower applicable treaty rate) on any such effectively connected gain, as adjusted for certain items. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty. Non-U.S. holders should consult their tax advisors regarding any such income tax treaties.
Information Reporting and Backup Withholding
Withholding agents generally will be required to report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments. Copies of information returns reporting such interest and withholding that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Non-U.S. holders who have provided proper certification as to their non-U.S. status or who have otherwise established an exemption generally will not be subject to backup withholding on payments of interest if the applicable withholding agent does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.
Payments of the proceeds from the sale or other disposition of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker has certain relationships with the United States, unless the broker has documentary evidence in its files that the non-U.S. holder is not a U.S. person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.
Payment of the proceeds from a sale or other disposition of a note (including a retirement or redemption) to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.
The amount of any backup withholding from a payment to a non-U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Under provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) and Treasury regulations thereunder, withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) and certain other non-United States entities (“non-financial foreign entities”). Specifically, a 30% withholding tax may be imposed on payments of interest on the notes and gross proceeds from the sale or other disposition of the notes to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the United States, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders.
The withholding provisions described above generally will not apply to payments of gross proceeds from a sale or other disposition of notes until on or after January 1, 2019. Holders should consult their tax advisors regarding FATCA and the regulations thereunder.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their own tax advisors with respect to the tax consequences to them of the exchange offer and acquisition, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION
Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe exchange notes issued under the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of original notes that is an affiliate of ours or that intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than brokerage commissions and transfer taxes, if any. We have also agreed to indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. Notwithstanding the foregoing, we may suspend the use of this prospectus by broker-dealers under specified circumstances.
We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

LEGAL MATTERS
The validity of the exchange notes offered hereby will be passed upon by Gibson, Dunn & Crutcher LLP.

EXPERTS
The consolidated financial statements of VeriSign, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Offer to Exchange
$550,000,000 aggregate principal amount of 4.750% Senior Notes due July 15, 2027
(CUSIP Nos. 92343E AJ1 and U9221B AC0)
for
$550,000,000 aggregate principal amount of 4.750% Senior Notes due July 15, 2027
(CUSIP No. 92343E AL6)
that have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at 5:00 p.m.,
New York City time, on September 14, 2017, unless extended.

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PROSPECTUS
August 16, 2017
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